EXHIBIT 10.26

REGISTRY AGREEMENT

This REGISTRY AGREEMENT (this “Agreement”) is entered into by and between the Internet Corporation for Assigned Names and Numbers, a California nonprofit public benefit corporation (“ICANN”), and VeriSign, Inc. a Delaware corporation.

WHEREAS, the parties wish to work together cooperatively to promote and facilitate the security and stability of the Internet and the DNS, and to that end, hereby agree as follows:

ARTICLE I INTRODUCTION

Section 1.1 Effective Date. The effective date (“Effective Date”) for purposes of this Agreement shall be March 1, 2006.

Section 1.2 Top-Level Domain. The Top-Level Domain to which this Agreement applies is .com (“TLD”).

Section 1.3 Designation as Registry Operator. Upon the Effective Date, until the Expiration Date as defined in Section 4.1 hereof, ICANN shall continue to recognize VeriSign, Inc. as the sole registry operator for the TLD (“Registry Operator”).

ARTICLE II REPRESENTATIONS AND WARRANTIES

Section 2.1 Registry Operator’s Representations and Warranties.

(a) Organization; Due Authorization and Execution. Registry Operator is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and Registry Operator has all requisite power and authority to enter into this Agreement. All corporate approvals and actions necessary for the entrance by Registry Operator into this Agreement have been obtained and this Agreement has been duly and validly executed and delivered by Registry Operator.

(b) Statements made During Negotiation Process. The factual statements made in writing by Registry Operator in negotiating this Agreement were true and correct in all material respects at the time made. A violation or breach of any such representation or warranty shall not be a basis for termination, rescission or other equitable relief, and, instead shall only give rise to a claim for damages.

Section 2.2 ICANN’s Representations and Warranties.

(a) Organization; Due Authorization and Execution. ICANN is a nonprofit public benefit corporation duly organized, validly existing and in good standing under the laws of California. ICANN has all requisite corporate power and authority to enter into this Agreement. All corporate approvals and actions necessary for the entrance by ICANN into this Agreement have been obtained and this Agreement has been duly and validly executed and delivered by ICANN.

ARTICLE III COVENANTS

Section 3.1 Covenants of Registry Operator. Registry Operator covenants and agrees with ICANN as follows:

(a) Preserve Security and Stability.

(i) ICANN Temporary Specifications or Policies. Registry Operator shall comply with and implement all specifications or policies established by the ICANN Board of Directors on a temporary basis, if adopted by the ICANN Board of Directors by a vote of at least two-thirds of its members, so long as the ICANN Board of Directors reasonably determines that immediate temporary establishment of a specification or policy on the subject is necessary to maintain the Stability or Security (as defined in Section 3.1(d)(iv)(G)) of Registry Services or the DNS (“Temporary Specification or Policies”). Such proposed specification or policy shall be as narrowly tailored as feasible to achieve those objectives. In establishing any specification or policy under this provision, the ICANN Board of Directors shall state the period of time for which the specification or policy is temporarily adopted and shall immediately implement the Consensus Policy development process set forth in ICANN’s Bylaws. ICANN shall also issue an advisory statement containing a detailed explanation of its reasons for adopting the temporary specification or policy and why the Board believes the specification or policy should receive the consensus support of Internet stakeholders. If the period of time for which the specification or policy is adopted exceeds 90 days, the ICANN Board shall reaffirm its temporary adoption every 90 days for a total period not to exceed one year, in order to maintain such policy in effect until such time as it shall become a Consensus Policy as described in Section 3.1(b) below. If during such one year period, the temporary policy or specification does not become a Consensus Policy meeting the standard set forth in Section 3.1(b) below, Registry Operator shall no longer be required to comply with or implement such temporary policy or specification.

(b) Consensus Policies.

(i) At all times during the term of this Agreement and subject to the terms hereof, Registry Operator will fully comply with and implement all Consensus Policies found at http://www.icann.org/general/consensus-policies.htm, as of the Effective Date and as may in the future be developed and adopted in accordance with ICANN’s Bylaws and as set forth below.

(ii) “Consensus Policies” are those specifications or policies established (1) pursuant to the procedure set forth in ICANN’s Bylaws and due process, and (2) covering those topics listed in Section 3.1(b)(iv) below. The Consensus Policy development process and procedure set forth in ICANN’s Bylaws may be revised from time to time in accordance with ICANN’s Bylaws, and any Consensus Policy that is adopted through such a revised process and covering those topics listed in Section 3.1(b)(iv) below shall be considered a Consensus Policy for purposes of this Agreement.

(iii) For all purposes under this Agreement, the policies identified at http://www.icann.org/general/consensus-policies.htm shall be treated in the same manner and have the same effect as “Consensus Policies.”

(iv) Consensus Policies and the procedures by which they are developed shall be designed to produce, to the extent possible, a consensus of Internet stakeholders, including the operators of gTLDs. Consensus Policies shall relate to one or more of the following: (1) issues for which uniform or coordinated resolution is reasonably necessary to facilitate interoperability, Security and/or Stability of the Internet or DNS; (2) functional and performance specifications for the provision of Registry Services (as defined in Section 3.1(d)(iii) below); (3) Security and Stability of the registry database for the TLD; (4) registry policies reasonably necessary to implement Consensus Policies relating to registry operations or registrars; or (5) resolution of disputes regarding the registration of domain names (as opposed to the use of such domain names). Such categories of issues referred to in the preceding sentence shall include, without limitation:

(A) principles for allocation of registered names in the TLD (e.g., first-come, first-served, timely renewal, holding period after expiration);

(B) prohibitions on warehousing of or speculation in domain names by registries or registrars;

(C) reservation of registered names in the TLD that may not be registered initially or that may not be renewed due to reasons reasonably related to (a) avoidance of confusion among or misleading of users, (b) intellectual property, or (c) the technical management of the DNS or the Internet (e.g., establishment of reservations of names from registration);

(D) maintenance of and access to accurate and up-to-date information concerning domain name registrations;

(E) procedures to avoid disruptions of domain name registration due to suspension or termination of operations by a registry operator or a registrar, including procedures for allocation of responsibility for serving registered domain names in a TLD affected by such a suspension or termination; and

(F) resolution of disputes regarding whether particular parties may register or maintain registration of particular domain names.

(v) In addition to the other limitations on Consensus Policies, they shall not:

(A) prescribe or limit the price of Registry Services;

(B) modify the standards for the consideration of proposed Registry Services, including the definitions of Security and Stability (set forth below) and the standards applied by ICANN;

(C) for two years following the Effective Date, modify the procedure for the consideration of proposed Registry Services;

(D) modify the terms or conditions for the renewal or termination of this Agreement;

(E) modify ICANN’s obligations to Registry Operator under Section 3.2 (a), (b), and (c);

(F) modify the limitations on Consensus Policies or Temporary Specifications or Policies;

(G) modify the definition of Registry Services;

(H) modify the terms of Sections 7.2 and 7.3, below; and

(I) alter services that have been implemented pursuant to Section 3.1(d) of this Agreement (unless justified by compelling and just cause based on Security and Stability).

(vi) Registry Operator shall be afforded a reasonable period of time following notice of the establishment of a Consensus Policy or Temporary Specifications or Policies in which to comply with such policy or specification, taking into account any urgency involved.

In the event of a conflict between Registry Services (as defined in Section 3.1(d)(iii) below), on the one hand, and Consensus Policies developed in accordance with this Section 3.1(b) or any Temporary Specifications or Policies established pursuant to Section 3.1(a)(i) above, on the other hand, the Consensus Polices or Temporary Specifications or Policies shall control, notwithstanding any other provisions contained within this Agreement.

(c) Handling of Registry Data.

(i) Data Escrow. Registry Operator shall establish at its expense a data escrow or mirror site policy for the Registry Data compiled by Registry Operator. Registry Data, as used in this Agreement, shall mean the following: (1) data for domains sponsored by all registrars, consisting of domain name, server name for each nameserver, registrar id, updated date, creation date, expiration date, status information, and DNSSEC-related key material; (2) data for nameservers sponsored by all registrars consisting of server name, each IP address, registrar id, updated date, creation date, expiration date, and status information; (3) data for registrars sponsoring registered domains and nameservers, consisting of registrar id, registrar address, registrar telephone number, registrar e-mail address, whois server, referral URL, updated date and the name, telephone number, and e-mail address of all the registrar’s administrative, billing, and technical contacts; (4) domain name registrant data collected by the Registry Operator from registrars as part of or following registration of a domain name; and (5) the DNSSEC-related material necessary to sign the .com zone (e.g., public and private portions of .com zone key-signing keys and zone-signing keys). The escrow agent or mirror-site manager, and the obligations thereof, shall be mutually agreed upon by ICANN and Registry Operator on commercially reasonable standards that are technically and practically sufficient to allow a successor registry operator to assume management of the TLD. To this end, Registry Operator shall periodically deposit into escrow all Registry Data on a schedule (not more frequently than weekly for a complete set of Registry Data, and daily for incremental updates) and in an electronic format mutually approved from time to time by Registry Operator and ICANN, such approval not to be unreasonably withheld by either party. In addition, Registry Operator will deposit into escrow that data collected from registrars as part of offering Registry Services introduced after the Effective Date of this Agreement. The escrow shall be maintained, at Registry Operator’s expense, by a reputable escrow agent mutually approved by Registry Operator and ICANN, such approval also not to be unreasonably withheld by either party. The schedule, content, format, and procedure for escrow deposits shall be as reasonably established by ICANN from time to time, and as set forth in Appendix 1 hereto. Changes to the schedule, content, format, and procedure may be made only with the mutual written consent of ICANN and Registry Operator (which neither party shall unreasonably withhold) or through the establishment of a Consensus Policy as outlined in Section 3.1(b) above. The escrow shall be held under an agreement, substantially in the form of Appendix 2, as the same may be revised from time to time, among ICANN, Registry Operator, and the escrow agent.

(ii) Personal Data. Registry Operator shall notify registrars sponsoring registrations in the registry for the TLD of the purposes for which Personal Data (as defined below) submitted to Registry Operator by registrars, if any, is collected, the intended recipients (or categories of recipients) of such Personal Data, and the mechanism for access to and correction of such Personal Data. Registry Operator shall take reasonable steps to protect Personal Data from loss, misuse, unauthorized disclosure, alteration or destruction. Registry Operator shall not use or authorize the use of Personal Data in a way that is incompatible with the notice provided to registrars. “Personal Data” shall refer to all data about any identified or identifiable natural person.

(iii) Bulk Zone File Access. Registry Operator shall provide bulk access to the zone files for the registry for the TLD to ICANN on a continuous basis in the manner ICANN may reasonably specify from time to time. Bulk access to the zone files shall be provided to third parties on the terms set forth in the TLD zone file access agreement reasonably established by ICANN, which initially shall be in the form attached as Appendix 3 hereto. Changes to the zone file access agreement may be made upon the mutual written consent of ICANN and Registry Operator (which consent neither party shall unreasonably withhold).

(iv) Monthly Reporting. Within 20 days following the end of each calendar month, Registry Operator shall prepare and deliver to ICANN a report providing such data and in the format specified in Appendix 4. ICANN may audit Registry Operator’s books and records relating to data contained in monthly reports from time to time upon reasonable advance written notice, provided that such audits shall not exceed one per quarter. Any such audit shall be at ICANN’s cost, unless such audit shall reflect a material discrepancy or discrepancies in the data provided by Registry Operator. In the latter event, Registry Operator shall reimburse ICANN for all costs and expenses associated with such audit, which reimbursement shall be paid together with the next Registry-Level Fee payment due following the date of transmittal of the cost statement for such audit.

(v) Whois Service. Registry Operator shall provide such whois data as set forth in Appendix 5.

(d) Registry Operations.

(i) Registration Restrictions. Registry Operator shall reserve, and not register any TLD strings (i) appearing on the list of reserved TLD strings attached as Appendix 6 hereto or (ii) located at http://data.iana.org/TLD/tlds-alpha-by-domain.txt for initial (i.e., other than renewal) registration at the second level within the TLD.

(ii) Functional and Performance Specifications. Functional and Performance Specifications for operation of the TLD shall be as set forth in Appendix 7 hereto, and shall address without limitation DNS services; operation of the shared registration system; and nameserver operations. Registry Operator shall keep technical and operational records sufficient to evidence compliance with such specifications for at least one year, which records ICANN may audit from time to time upon reasonable advance written notice, provided that such audits shall not exceed one per quarter. Any such audit shall be at ICANN’s cost.

(iii) Registry Services. Registry Services are, for purposes of this Agreement, defined as the following: (a) those services that are both (i) operations of the registry critical to the following tasks: the receipt of data from registrars concerning registrations of domain names and name servers; provision to registrars of status information relating to the zone servers for the TLD; dissemination of TLD zone files; operation of the registry zone servers; and dissemination of contact and other information concerning domain name server registrations in the TLD as required by this Agreement; and (ii) provided by the Registry Operator for the .com registry as of the Effective Date; (b) other products or services that the Registry Operator is required to provide because of the establishment of a Consensus Policy (as defined in Section 3.1(b) above); (c)

any other products or services that only a registry operator is capable of providing, by reason of its designation as the registry operator; and (d) material changes to any Registry Service within the scope of (a), (b) or (c) above. Only Registry Services defined in (a) and (b) above are subject to the maximum price provisions of Section 7.3, below.

(iv) Process for Consideration of Proposed Registry Services. Following written notification by Registry Operator to ICANN that Registry Operator may make a change in a Registry Service within the scope of the preceding paragraph:

(A) ICANN shall have 15 calendar days to make a “preliminary determination” whether a Registry Service requires further consideration by ICANN because it reasonably determines such Registry Service: (i) could raise significant Security or Stability issues or (ii) could raise significant competition issues.

(B) Registry Operator must provide sufficient information at the time of notification to ICANN that it may implement such a proposed Registry Service to enable ICANN to make an informed “preliminary determination.” Information provided by Registry Operator and marked “CONFIDENTIAL” shall be treated as confidential by ICANN. Registry Operator will not designate “CONFIDENTIAL” information necessary to describe the purpose of the proposed Registry Service and the effect on users of the DNS.

(C) ICANN may seek expert advice during the preliminary determination period (from entities or persons subject to confidentiality agreements) on the competition, Security or Stability implications of the Registry Service in order to make its “preliminary determination.” To the extent ICANN determines to disclose confidential information to any such experts, it will provide notice to Registry Operator of the identity of the expert(s) and the information it intends to convey.

(D) If ICANN determines during the 15 calendar day “preliminary determination” period that the proposed Registry Service, does not raise significant Security or Stability (as defined below), or competition issues, Registry Operator shall be free to deploy it upon such a determination.

(E) In the event ICANN reasonably determines during the 15 calendar day “preliminary determination” period that the Registry Service might raise significant competition issues, ICANN shall refer the issue to the appropriate governmental competition authority or authorities with jurisdiction over the matter within five business days of making its determination, or two business days following the expiration of such 15 day period, whichever is earlier, with notice to Registry Operator. Any such referral communication shall be posted on ICANN’s website on the date of transmittal. Following such referral, ICANN shall have no further responsibility, and Registry Operator shall have no further obligation to ICANN, with respect to any competition issues relating to the Registry Service. If such a referral occurs, the Registry Operator will not deploy the Registry Service until 45 calendar days following the referral, unless earlier cleared by the referred governmental competition authority.

(F) In the event that ICANN reasonably determines during the 15 calendar day “preliminary determination” period that the proposed Registry Service might raise significant Stability or Security issues (as defined below), ICANN will refer the proposal to a Standing Panel of experts (as defined below) within five business days of making its determination, or two business days following the expiration of such 15 day period, whichever is earlier, and simultaneously invite public comment on the proposal. The Standing Panel shall have 45 calendar days from the referral to prepare a written report regarding the proposed Registry Service’s effect on Security or Stability (as defined below), which report (along with a summary of any public comments) shall be forwarded to the ICANN Board. The report shall set forward the opinions of the Standing Panel, including, but not limited to, a detailed statement of the analysis, reasons, and information upon which the panel has relied in reaching their conclusions, along with the response to any specific questions that were included in the referral from ICANN staff. Upon ICANN’s referral to the Standing Panel, Registry Operator may submit additional information or analyses regarding the likely effect on Security or Stability of the Registry Service.

(G) Upon its evaluation of the proposed Registry Service, the Standing Panel will report on the likelihood and materiality of the proposed Registry Service’s effects on Security or Stability, including whether the proposed Registry Service creates a reasonable risk of a meaningful adverse effect on Security or Stability as defined below:

Security: For purposes of this Agreement, an effect on security by the proposed Registry Service shall mean (1) the unauthorized disclosure, alteration, insertion or destruction of Registry Data, or (2) the unauthorized access to or disclosure of information or resources on the Internet by systems operating in accordance with all applicable standards.

Stability: For purposes of this Agreement, an effect on stability shall mean that the proposed Registry Service (1) is not compliant with applicable relevant standards that are authoritative and published by a well-established, recognized and authoritative standards body, such as relevant Standards-Track or Best Current Practice RFCs sponsored by the IETF or (2) creates a condition that adversely affects the throughput, response time, consistency or coherence of responses to Internet servers or end systems, operating in accordance with applicable relevant standards that are authoritative and published by a well-established, recognized and authoritative standards body, such as relevant Standards-Track or Best Current Practice RFCs and relying on Registry Operator’s delegation information or provisioning services.

(H) Following receipt of the Standing Panel’s report, which will be posted (with appropriate confidentiality redactions made after consultation with Registry Operator) and available for public comment, the ICANN Board will have 30 calendar days to reach a decision. In the event the ICANN Board reasonably determines that the proposed Registry Service creates a reasonable risk of a meaningful adverse effect on Stability or Security, Registry Operator will not offer the proposed Registry Service. An unredacted version of the Standing Panel’s report shall be provided to Registry Operator upon the posting of the report. The Registry Operator may respond to the report of the Standing Panel or otherwise submit to the ICANN Board additional information or analyses regarding the likely effect on Security or Stability of the Registry Service.

(I) The Standing Panel shall consist of a total of 20 persons expert in the design, management and implementation of the complex systems and standards-protocols utilized in the Internet infrastructure and DNS (the “Standing Panel”). The members of the Standing Panel will be selected by its Chair. The Chair of the Standing Panel will be a person who is agreeable to both ICANN and the registry constituency of the supporting organization then responsible for generic top level domain registry policies. All members of the Standing Panel and the Chair shall execute an agreement requiring that they shall consider the issues before the panel neutrally and according to the definitions of Security and Stability. For each matter referred to the Standing Panel, the Chair shall select no more than five members from the Standing Panel to evaluate the referred matter, none of which shall have an existing competitive, financial, or legal conflict of interest, and with due regard to the particular technical issues raised by the referral.

(e) Fees and Payments. Registry Operator shall pay the Registry-Level Fees to ICANN on a quarterly basis in accordance with Section 7.2 hereof.

(f) Traffic Data. Nothing in this Agreement shall preclude Registry Operator from making commercial use of, or collecting, traffic data regarding domain names or non-existent domain names for purposes such as, without limitation, the determination of the availability and health of the Internet, pinpointing specific points of failure, characterizing attacks and misconfigurations, identifying compromised networks and hosts, and promoting the sale of domain names; provided, however, that such use does not disclose domain name registrant, end user information or other Personal Data as defined in Section 3.1(c)(ii) for any purpose not otherwise authorized by this agreement. The process for the introduction of new Registry Services shall not apply to such traffic data. Nothing contained in this section 3.1(f) shall be deemed to constitute consent or acquiescence by ICANN to a re-introduction by Registry Operator of the SiteFinder service previously introduced by the Registry Operator on or about September 15, 2003, or the introduction of any substantially similar service employing a universal wildcard function intended to achieve the same or substantially similar effect as the SiteFinder service. To the extent that traffic data subject to this provision is made available, access shall be on terms that are non-discriminatory.

(g) Security and Stability Review. Twice annually Registry Operator shall engage in discussions with executive staff of ICANN and the Chairman of the Board of ICANN on trends impacting the Security and/or Stability of the Registry, the DNS or the Internet pursuant to the terms of confidentiality agreements executed both by the executive staff of ICANN and the Chairman of the Board.

(h) Centralized Whois. Registry Operator shall develop and deploy a centralized Whois for the .com TLD if mandated by ICANN insofar as reasonably feasible, particularly in view of Registry Operator’s dependence on cooperation of third parties.

Section 3.2 Covenants of ICANN. ICANN covenants and agrees with Registry Operator as follows:

(a) Open and Transparent. Consistent with ICANN’s expressed mission and core values, ICANN shall operate in an open and transparent manner.

(b) Equitable Treatment. ICANN shall not apply standards, policies, procedures or practices arbitrarily, unjustifiably, or inequitably and shall not single out Registry Operator for disparate treatment unless justified by substantial and reasonable cause.

(c) TLD Zone Servers. In the event and to the extent that ICANN is authorized to set policy with regard to an authoritative root server system, it will ensure that (i) the authoritative root will point to the TLD zone servers designated by Registry Operator for the Registry TLD throughout the Term of this Agreement; and (ii) any changes to the TLD zone server designation submitted to ICANN by Registry Operator will be implemented by ICANN within seven days of submission.

(d) Nameserver Changes. Registry Operator may request changes in the nameserver delegation for the Registry TLD. Any such request must be made in a format, and otherwise meet technical requirements, specified from time to time by ICANN. ICANN will use commercially reasonable efforts to have such requests implemented in the Authoritative Root-Server System within seven calendar days of the submission.

(e) Root-zone Information Publication. ICANN’s publication of root-zone contact information for the Registry TLD will include Registry Operator and its administrative and technical contacts. Any request to modify the contact information for the Registry Operator must be made in the format specified from time to time by ICANN.

Section 3.3 Cooperation. The parties agree to cooperate with each other and share data as necessary to accomplish the terms of this Agreement.

ARTICLE IV TERM OF AGREEMENT

Section 4.1 Term. The initial term of this Agreement shall expire on November 30, 2012. The “Expiration Date” shall be November 30, 2012, as extended by any renewal terms.

Section 4.2 Renewal. This Agreement shall be renewed upon the expiration of the term set forth in Section 4.1 above and each later term, unless the following has occurred : (i) following notice of breach to Registry Operator in accordance with Section 6.1 and failure to cure such breach within the time period prescribed in Section 6.1, an arbitrator or court has determined that Registry Operator has been in fundamental and material breach of Registry Operator’s obligations set forth in Sections 3.1(a), (b), (d) or (e); Section 5.2 or Section 7.3 and (ii) following the final decision of such arbitrator or court, Registry Operator has failed to comply within ten days with the decision of the arbitrator or court, or within such other time period as may be prescribed by the arbitrator or court. Upon renewal, in the event that the terms of this Agreement are not similar to the terms generally in effect in the Registry Agreements of the 5 largest gTLDs (determined by the number of domain name registrations under management at the time of renewal), renewal shall be upon terms reasonably necessary to render the terms of this Agreement similar to such terms in the Registry Agreements for those other gTLDs. The preceding sentence, however, shall not apply to the terms of this Agreement regarding the price of Registry Services; the standards for the consideration of proposed Registry Services, including the definitions of Security and Stability and the standards applied by ICANN in the consideration process; the terms or conditions for the renewal or termination of this Agreement; ICANN’s obligations to Registry Operator under Section 3.2 (a), (b), and (c); the limitations on Consensus Policies or Temporary Specifications or Policies; the definition of Registry Services; or the terms of Section 7.3.

Section 4.3 Failure to Perform in Good Faith. In the event Registry Operator shall have been repeatedly and willfully in fundamental and material breach of Registry Operator’s obligations set forth in Sections 3.1(a), (b), (d) or (e); Section 5.2 or Section 7.3, and arbitrators in accordance with Section 5.1(b) of this Agreement repeatedly have found Registry Operator to have been in fundamental and material breach of this Agreement, including in at least three separate awards, then the arbitrators shall award such punitive, exemplary or other damages as they may believe appropriate under the circumstances.

ARTICLE V DISPUTE RESOLUTION

Section 5.1 Resolution of Disputes.

(a) Cooperative Engagement. In the event of a disagreement between Registry Operator and ICANN arising under or out of this Agreement, either party may by notice to the other invoke the dispute resolution provisions of this Article V. Provided, however, that before either party may initiate arbitration as provided in Section 5.1(b) below, ICANN and Registry Operator must attempt to resolve the dispute by cooperative engagement as set forth in this Section 5.1(a). If either party provides written notice to the other demanding cooperative engagement as set forth in this Section 5.1(a), then each party will, within seven calendar days after such written notice is deemed received in accordance with Section 8.6 hereof, designate a single executive officer as its representative under this Section 5.1(a) with full authority to act on such party’s behalf to resolve the dispute. The designated representatives shall, within 2 business days after being designated, confer by telephone or in person to attempt to resolve the dispute. If they are not able to resolve the dispute during such telephone conference or meeting, they shall further meet in person at a location reasonably designated by ICANN within 7 calendar days after such initial telephone conference or meeting, at which meeting the parties shall attempt to reach a definitive resolution. The time schedule and process set forth in this Section 5.1(a) may be modified with respect to any dispute, but only if both parties agree to a revised time schedule or process in writing in advance. Settlement communications within the scope of this paragraph shall be inadmissible in any arbitration or litigation between the parties.

(b) Arbitration. Disputes arising under or in connection with this Agreement, including requests for specific performance, shall be resolved through binding arbitration conducted as provided in this Section 5.1(b) pursuant to the rules of the International Court of Arbitration of the International Chamber of Commerce (“ICC”). The arbitration shall be conducted in the English language and shall occur in Los Angeles County, California, USA only following the failure to resolve the dispute pursuant to cooperative engagement discussions as set forth in Section 5.1(a) above. There shall be three arbitrators: each party shall choose one arbitrator and, if the two arbitrators are not able to agree on a third arbitrator, the third shall be chosen by the ICC. The prevailing party in the arbitration shall have the right to recover its costs and reasonable attorneys’ fees, which the arbitrators shall include in their awards. Any party that seeks to confirm or vacate an arbitration award issued under this Section 5.1(b) may do so only pursuant to the applicable arbitration statutes. In any litigation involving ICANN concerning this Agreement, jurisdiction and exclusive venue for such litigation shall be in a court located in Los Angeles County, California, USA; however, the parties shall also have the right to enforce a judgment of such a court in any court of competent jurisdiction. For the purpose of aiding the arbitration and/or preserving the rights of the parties during the pendency of an arbitration, the parties shall have the right to seek a temporary stay or injunctive relief from the arbitration panel or a court, which shall not be a waiver of this agreement to arbitrate.

Section 5.2 Specific Performance. Registry Operator and ICANN agree that irreparable damage could occur if any of the provisions of this Agreement was not performed in accordance with its specific terms. Accordingly, the parties agree that they each shall be entitled to seek from the arbitrators specific performance of the terms of this Agreement (in addition to any other remedy to which each party is entitled).

Section 5.3 Limitation of Liability. ICANN’s aggregate monetary liability for violations of this Agreement shall not exceed the amount of Registry-Level Fees paid by Registry Operator to ICANN within the preceding twelve-month period pursuant to Section 7.2 of this Agreement. Registry Operator’s aggregate monetary liability to ICANN for violations of this Agreement shall be limited to fees and monetary sanctions due and owing to ICANN under this Agreement. In no event shall either party be liable for special, indirect, incidental, punitive, exemplary, or consequential damages arising out of or in connection with this Agreement or the performance or nonperformance of obligations undertaken in this Agreement, except as provided pursuant to Section 4.3 of this Agreement. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, REGISTRY OPERATOR DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES RENDERED BY ITSELF, ITS SERVANTS, OR ITS AGENTS OR THE RESULTS OBTAINED FROM THEIR WORK, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VI TERMINATION PROVISIONS

Section 6.1 Termination by ICANN. ICANN may terminate this Agreement if and only if: (i) Registry Operator fails to cure any fundamental and material breach of Registry Operator’s obligations set forth in Sections 3.1(a), (b), (d) or (e); Section 5.2 or Section 7.3 within thirty calendar days after ICANN gives Registry Operator written notice of the breach, which notice shall include with specificity the details of the alleged breach; and (ii) (a) an arbitrator or court has finally determined that Registry Operator is, or was, in fundamental and material breach and failed to cure such breach within the prescribed time period and (b) following the decision of such arbitrator or court, Registry Operator has failed to comply with the decision of the arbitrator or court.

Section 6.2 Bankruptcy. This Agreement shall automatically terminate in the event Registry Operator shall voluntarily or involuntarily be subject to bankruptcy proceedings.

Section 6.3 Transition of Registry upon Termination of Agreement. Upon any termination of this Agreement as provided in Sections 6.1 and 6.2, the parties agree to work cooperatively to facilitate and implement the transition of the registry for the TLD in accordance with this Section 6.4. Registry Operator shall agree to provide ICANN or any successor registry authority that may be designated for the TLD with any data regarding operations of the registry for the TLD necessary to maintain operations that may be reasonably requested in addition to that data escrowed in accordance with Section 3.1(c)(i) hereof.

Section 6.4 Rights in Data. Registry Operator shall not be entitled to claim any intellectual property rights in Registry Data. In the event that Registry Data is released from escrow as set forth in Section 3.1(c)(i), rights, if any, held by Registry Operator in the data shall automatically be licensed on a non-exclusive, irrevocable, royalty-free, paid-up basis to ICANN or to a party designated in writing by ICANN.

Section 6.5 No Reimbursement. Any and all expenditures, capital investments or other investments made by Registry Operator in connection with this Agreement shall be at Registry Operator’s own risk and ICANN shall have no obligation to reimburse Registry Operator for any such expense, capital expenditure or investment. Registry Operator shall not be required to make any payments to a successor registry operator by reason of registry fees paid to Registry Operator prior to the effective date of (i) any termination or expiration of this Agreement or (ii) transition of the registry, unless any delay in transition of the registry to a successor operator shall be due to the actions of Registry Operator.

ARTICLE VII SPECIAL PROVISIONS

Section 7.1 Registry-Registrar Agreement.

(a) Access to Registry Services. Registry Operator shall make access to Registry Services, including the shared registration system, available to all ICANN-accredited registrars, subject to the terms of the Registry-Registrar Agreement attached as Appendix 8 hereto. Registry Operator shall provide all ICANN-accredited registrars following execution of the Registry-Registrar Agreement, provided registrars are in compliance with such agreement, operational access to Registry Services, including the shared registration system for the TLD. Such nondiscriminatory access shall include without limitation the following:

(i) All registrars (including any registrar affiliated with Registry Operator) can connect to the shared registration system gateway for the TLD via the Internet by utilizing the same maximum number of IP addresses and SSL certificate authentication;

(ii) Registry Operator has made the current version of the registrar toolkit software accessible to all registrars and has made any updates available to all registrars on the same schedule;

(iii) All registrars have the same level of access to customer support personnel via telephone, e-mail and Registry Operator’s website;

(iv) All registrars have the same level of access to registry resources to resolve registry/registrar or registrar/registrar disputes and technical and/or administrative customer service issues;

(v) All registrars have the same level of access to data generated by Registry Operator to reconcile their registration activities from Registry Operator’s Web and ftp servers;

(vi) All registrars may perform basic automated registrar account management functions using the same registrar tool made available to all registrars by Registry Operator; and

(vii) The shared registration system does not include, for purposes of providing discriminatory access, any algorithms or protocols that differentiate among registrars with respect to functionality, including database access, system priorities and overall performance.

Such Registry-Registrar Agreement may be revised by Registry Operator from time to time, provided however, that any such revisions must be approved in advance by ICANN.

(b) Registry Operator Shall Not Act as Own Registrar. Registry Operator shall not act as a registrar with respect to the TLD. This shall not preclude Registry Operator from registering names within the TLD to itself through a request made to an ICANN-accredited registrar.

(c) Restrictions on Acquisition of Ownership or Controlling Interest in Registrar. Registry Operator shall not acquire, directly or indirectly, control of, or a greater than fifteen percent ownership interest in, any ICANN-accredited registrar.

Section 7.2 Fees to be Paid to ICANN.

(a) Initial Fees. On the Effective Date, Registry Operator shall make a one-time lump sum payment of US$625,000 to an account designated by ICANN. The uses of these initial fees shall include meeting the costs associated with establishing structures to implement the provisions of this Agreement.

(b) Fixed Registry-Level Fee. Registry Operator shall pay ICANN, to an account designated by ICANN, a Fixed Registry-Level Fee as provided below. Payments shall be made as follows: Beginning 1 July 2006 through 31 December 2006, Registry Operator shall begin prepayment of the 2007 Fixed Registry-Level Fee in equal monthly payments such that the total payments per quarter is US$1,500,000. Beginning 1 January 2007, equal monthly payments for quarters ended 31 March 2007 and 30 June 2007 shall be paid such that the total payments per quarter, calculated net of the prepayments during the quarters ended 30 September 2006 and 31 December 2006, is US$1,500,000. Beginning 1 July 2007, equal monthly payments for quarters ended 30 September 2007, 31 December 2007, 31 March 2008, and 30 June 2008, shall be paid such that the total payments per quarter is US$2,000,000. Beginning 1 July 2008, equal monthly payments will increase such that the total payments per quarter will equal US$3,000,000. Equal monthly payments shall continue such that the total payment per quarter will equal US$3,000,000 except that after 1 July 2009: (i) if the total number of annual domain name registrations increases by a total of ten million over the total number of domain name registrations on the Effective Date of the Agreement, the equal monthly payments shall increase by an amount totaling $750,000 per quarter, for each quarter that the increased level of annual domain name registrations is maintained; (ii) if the total number of annual domain name registrations increases by a total of twenty million over the total number of domain name registrations at the time of the Effective Date of the Agreement, the equal monthly payments shall increase by an amount in addition to that set forth in 7.2(a)(i), totaling $750,000 per quarter, for each quarter that the increased level of annual domain name registrations is maintained; provided, however, if at any time after the Effective Date, the total number of annual domain name registrations falls below the total number of domain name registrations on the Effective Date of the Agreement, or, if applicable, the total number of annual domain name registrations in 7.2(a)(i) and 7.2(a)(ii) above, the equal monthly payments shall be reduced by US$25,000 per month for every 1 million annual domain name registrations reduction.

(c) Variable Registry-Level Fee. For fiscal quarters in which ICANN does not collect a variable accreditation fee from all registrars, upon receipt of written notice from ICANN, Registry Operator shall pay ICANN a Variable Registry-Level Fee. The fee will be calculated by ICANN. The Registry Operator shall invoice and collect the fees from the registrars who are party to a Registry-Registrar Agreement with Registry Operator and paid to ICANN by the Registry Operator by the 20th day following the end of each calendar quarter (i.e., on April 20, July 20, October 20 and January 20 for the calendar quarters ending March 31, June 30, September 30 and December 31) of the year to an account designated by ICANN. The fee will consist of two components; each component will be calculated by ICANN for each registrar:

(i) The transactional component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year but shall not exceed US[$0.25].

(ii) The per-registrar component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year, but the sum of the per-registrar fees calculated for all registrars shall not exceed the total Per-Registrar Variable funding established pursuant to the approved 2004-2005 ICANN Budget.

(d) Interest on Late Payments. For any payments ten days or more overdue, Registry Operator shall pay interest on late payments at the rate of 1.5% per month or, if less, the maximum rate permitted by applicable law.

Section 7.3 Pricing for Domain Name Registrations and Registry Services.

(a) Scope. The Registry Services to which the provisions of this Section 7.3 shall apply are:

(i) the Registry Services defined in Section 3.1(d)(iii)(a), above, and

(ii) other products or services that the Registry Operator is required to provide within the scope of Section 3.1(d)(iii)(b), above, because of the establishment of a Consensus Policy (as defined in Section 3.1(b) above):

(1) to implement changes in the core functional or performance specifications for Registry Services (as defined in Section 3.1(d)(iii)(a)); or

(2) that are reasonably necessary to facilitate: (A) Security and/or Stability of the Internet or DNS; (B) Security and Stability of the registry database for the TLD; or (C) resolution of disputes regarding the registration of domain names (as opposed to the use of such domain names).

Nothing contained herein shall be construed to apply the provisions of this Section 7.3 to the services enumerated in Appendix 9 of this Agreement.

(b) No Tying. Registry Operator shall not require, as a condition of the provision or use of Registry Services subject to this Section 7.3 in accordance with the requirements of this Agreement, including without limitation Section 7.1 and Appendix 10, that the purchaser of such services purchase any other product or service or refrain from purchasing any other product or service. Notwithstanding any other offering that may include all or any portion of the Registry Services at any price, Registry Operator shall offer to all ICANN-accredited registrars the combination of all Registry Services subject to this Section 7.3 at a total price for those Registry Services that is no greater than the Maximum Price calculated pursuant to Section 7.3(d) and that otherwise complies with all the requirements of Section 7.3.

(c) Price for Registry Services. The price for all Registry Services subject to this Paragraph 7.3 shall be the amount, not to exceed the Maximum Price, that Registry Operator charges for each annual increment of a new and renewal domain name registration and for each transfer of a domain name registration from one ICANN-accredited registrar to another.

(d) Maximum Price. The Maximum Price for Registry Services subject to this Paragraph 7.3 shall be as follows:

(i) from the Effective Date through 31 December 2006, US$6.00;

(ii) for each calendar year beginning with 1 January 2007, the smaller of the preceding year’s Maximum Price or the highest price charged during the preceding year, multiplied by 1.07; provided, however, that such increases shall only be permitted in four years of any six year term of the Agreement. In any year, however, where a price increase does not occur, Registry Operator shall be entitled to increase the Maximum Price by an amount sufficient to cover any additional incremental costs incurred during the term of the Agreement due to the imposition of any new Consensus Policy or documented extraordinary expense resulting from an attack or threat of attack on the Security or Stability of the DNS, not to exceed the smaller of the preceding year’s Maximum Price or the highest price charged during the preceding year, multiplied by 1.07.

(e) No price discrimination. Registry Operator shall charge the same price for Registry Services subject to this Section 7.3, not to exceed the Maximum Price, to all ICANN-accredited registrars (provided that volume discounts and marketing support and incentive programs may be made if the same opportunities to qualify for those discounts and marketing support and incentive programs is available to all ICANN-accredited registrars).

(f) Adjustments to Pricing for Domain Name Registrations. Registry Operator shall provide no less than six months prior notice in advance of any increase for new and renewal domain name registrations and for transferring a domain name registration from one ICANN-accredited registrar to another and shall continue to offer for periods of up to ten years new and renewal domain name registrations fixed at the price in effect at the time such offer is accepted. Registry Operator is not required to give notice of the imposition of the Variable Registry-Level Fee set forth in Section 7.2(c).

(g) Maximum Price does not include ICANN Variable Registry-Level Fee. The Maximum Price does not include, and shall not be calculated from a price that includes, all or any part of the ICANN Variable Registry-Level Fee set forth in Section 7.2(c), above, or any other per-name fee for new and renewal domain name registrations and for transferring a domain name registration from one ICANN-accredited registrar to another.

ARTICLE VIII MISCELLANEOUS

Section 8.1 No Offset. All payments due under this Agreement shall be made in a timely manner throughout the term of this Agreement and notwithstanding the pendency of any dispute (monetary or otherwise) between Registry Operator and ICANN.

Section 8.2 Use of ICANN Name and Logo. ICANN grants to Registry Operator a non-exclusive royalty-free license to state that it is designated by ICANN as the Registry Operator for the Registry TLD and to use a logo specified by ICANN to signify that Registry Operator is an ICANN-designated registry authority. This license may not be assigned or sublicensed by Registry Operator.

Section 8.3 Assignment and Subcontracting. Any assignment of this Agreement shall be effective only upon written agreement by the assignee with the other party to assume the assigning party’s obligations under this Agreement. Moreover, neither party may assign this Agreement without the prior written approval of the other party. Notwithstanding the foregoing, ICANN may assign this Agreement (i) in conjunction with a reorganization or re-incorporation of ICANN, to another nonprofit corporation organized for the same or substantially the same purposes, or (ii) as may be required pursuant to the terms of that certain Memorandum of Understanding between ICANN and the U.S. Department of Commerce, as the same may be amended from time to time. Registry Operator must provide notice to ICANN of any subcontracting arrangements, and any agreement to subcontract portions of the operations of the TLD must mandate compliance with all covenants, obligations and agreements by Registry Operator hereunder. Any subcontracting of technical operations shall provide that the subcontracted entity become party to the data escrow agreement mandated by Section 3.1(c)(i) hereof.

Section 8.4 Amendments and Waivers. No amendment, supplement, or modification of this Agreement or any provision hereof shall be binding unless executed in writing by both parties. No waiver of any provision of this Agreement shall be binding unless evidenced by a writing signed by the party waiving compliance with such provision. No waiver of any of the provisions of this Agreement or failure to enforce any of the provisions hereof shall be deemed or shall constitute a waiver of any other provision hereof, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 8.5 No Third-Party Beneficiaries. This Agreement shall not be construed to create any obligation by either ICANN or Registry Operator to any non-party to this Agreement, including any registrar or registered name holder.

Section 8.6 Notices, Designations, and Specifications. All notices to be given under or in relation to this Agreement shall be given either (i) in writing at the address of the appropriate party as set forth below or (ii) via facsimile or electronic mail as provided below, unless that party has given a notice of change of postal or email address, or facsimile number, as provided in this agreement. Any change in the contact information for notice below shall be given by the party within 30 days of such change. Any notice required by this Agreement shall be deemed to have been properly given (i) if in paper form, when delivered in person or via courier service with confirmation of receipt or (ii) if via facsimile or by electronic mail, upon confirmation of receipt by the recipient’s facsimile machine or email server. Whenever this Agreement shall specify a URL address for certain information, Registry Operator shall be deemed to have been given notice of any such information when electronically posted at the designated URL. In the event other means of notice shall become practically achievable, such as notice via a secure website, the parties shall work together to implement such notice means under this Agreement.

If to ICANN, addressed to:

Internet Corporation for Assigned Names and Numbers

4676 Admiralty Way, Suite 330

Marina Del Rey, California 90292

Telephone: 1-310-823-9358

Facsimile: 1-310-823-8649

Attention: President and CEO

With a Required Copy to: General Counsel

Email: (As specified from time to time.)

If to Registry Operator, addressed to:

VeriSign, Inc.

21355 Ridgetop Circle

Dulles, VA 20166

Telephone: 1-703-948-4463

Facsimile: 1-703-450-7326

Attention: VP, Associate General Counsel, VNDS

With a Required Copy to: General Counsel

Email: (As specified from time to time.)

Section 8.7 Language. Notices, designations, determinations, and specifications made under this Agreement shall be in the English language.

Section 8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.9 Entire Agreement. This Agreement (including its Appendices, which form a part of it) constitutes the entire agreement of the parties hereto pertaining to the operation of the TLD and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties on that subject. In the event of a conflict between the provisions in the body of this Agreement and any provision in its Appendices, the provisions in the body of the Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

INTERNET CORPORATION FOR ASSIGNED NAMES AND NUMBERS

By:	/s/ Paul Twomey
Paul Twomey
President and CEO

Date: 1 March 2006

VeriSign, Inc.

By:	/s/ Stratton Scalvos
Stratton Sclavos
President and CEO, VeriSign, Inc.

Date: 1 March 2006

.COM Agreement Appendix 1

Data Escrow Specification

EXHIBIT A—Task Order and Statement of Work

TASK ORDER TITLE

Exhibit A to the Escrow Agreement dated                                 .

COMPANY NAME

Data Escrow Provider

STATEMENT OF WORK

Establish an escrow account to deposit all data identified in Section 3.1(c)(i) of the Registry Agreement between VeriSign, Inc. (“VNDS”) and the Internet Corporation for Assigned Names and Numbers (“ICANN”) ( the “Data”) in an electronic format mutually approved by VNDS and ICANN. More specifically, to meet the Data Escrow requirements outlined in the Registry Agreement, VNDS will store in escrow with Data Escrow Provider a complete set of Data in an electronic format agreed upon by VNDS and ICANN. Data Escrow Provider will verify that the data is complete, accurate, and delivered in the intended format using scripts provided by VNDS. The escrow deposit verification process will validate completeness and integrity (accuracy) of the data as well as validate that the file format sent is the format received by Data Escrow Provider (correctness). Refer to Exhibit B to review the verification processes. The Introspection validation, defined in Exhibit B, will be implemented in a later phase, as mutually agreed by the parties hereto.

Data will be securely and electronically transmitted on a daily and weekly basis as follows:

Weekly Escrow Deposits:

VNDS will deposit a complete set of Data into escrow on a weekly basis by electronically and securely transmitting a snapshot of each operational Registrar’s data (the “Deposit Materials”). The snapshot captures the state of each Registrar’s data at the time the snapshot was created. Specific data elements contained in the Deposit Materials are identified in Table 1.

Daily Escrow Deposits:

VNDS will securely and electronically deposit a transaction log for each operational Registrar representing transactions that occurred over the previous 24 hour period (the “Additional Deposit”). The logs will be escrowed daily, being in the form of Additional Deposit each Tuesday through Sunday, and being in the form of the Weekly Deposit Materials each Monday, which shall capture that Sunday’s data. The Daily Additional Deposit will act as incremental updates to the Weekly Deposit Materials and will include all Registrar activity, such as add, delete, and transfer of a domain name. Specific data elements contained in the Additional Deposit are identified in Table 2.

Electronic Delivery Service Escrow Deposit Method:

The “Electronic Delivery Service” escrow deposit method shall mean and refer to the following: VNDS shall transmit the Deposit Materials and Additional Deposit to a secure server on a weekly and daily basis, respectively. VNDS shall provide a secure ID and password for Data Escrow Provider. Data Escrow Provider shall pull the transmitted data from the server and store it in a secured location. The transmitted data will be made available to Data Escrow Provider as follows:

Daily Deposits:

Daily transactional data will be made available at the close of business each Tuesday through Sunday for the previous calendar day. For example, transactional data created on Monday would be available to the escrow company on Tuesday at the close of business. The results of transactions completed on Sunday will be made available in the Weekly Deposit Materials, thus no separate Daily Additional Deposit will be made for Sunday activity.

Weekly Deposits:

Weekly database snapshots taken at midnight on Sundays will be available not later than 6 p.m. each Monday.

Data Transmission File Sizes:

The Weekly Deposit Materials shall include the Registrar Domain Report, Registrar Nameserver Report, and Registrar Whois Report, and may include Domain Name Registrant Data, DNSSEC-Related Data and Registry Service Data as set forth below.

FILE SIZE ESTIMATES

	Daily	Weekly
Current Data Escrow Size	up to 400 Megabytes	up to 4 Gigabytes

Forecasted 2005 Data Escrow Size	up to 600 Megabytes	up to 7.5 Gigabytes

Total Forecasted Escrow Size	up to 1.5 Gigabytes	up to 15 Gigabytes

Table 1: Weekly Deposit Materials Format

Registrar Weekly Reports

1.	Registrar Domain Report

Title: Registrar Domain Report

Report name: rgr_domain

Description: This report contains data for domains sponsored by all registrars. Each domain is listed once with the current status and associated nameserver.

Fields:

Domain Name (domainname)

Server name for each nameserver (servername)

Registrar ID (GURID)

Updated Date (updatedate)

Creation Date (createdate)

Expiration Date (expirationdate)

Status Information (statusname)

DNSSEC-Related Key Material (dnssec) [as applicable]

2.	Registrar Nameserver Report

Title: Registrar Nameserver Report

Report name: rgr_nameserver

Description: This report contains data for all nameservers sponsored by all registrars. The nameserver is listed once with all associated information.

Fields:

Server Name (servername)

IP Address (ipaddress)

Registrar ID (gurid)

Updated Date (updatedate)

Creation Date (createdate)

Expiration Date (expirationdate)

Status Information (statusname)

3.	Registrar Whois Report

Title: Registrar Whois Report

Report name: Registrar Whois

Description: This report contains data for registrars sponsoring registered domains and nameservers and will consist of one record for each registrar.

Fields:

Registrar ID (REGISTRARID)

Registrar Name (REGISTRARNAME)

Address 1 (ADDRESSLINE1)

Address 2 (ADDRESSLINE2)

Address 3 (ADDRESSLINE3)

City (CITY)

State / Province (STATEPROVINCE)

Postal Code (POSTALCODE)

Country (COUNTRYCODE)

Telephone Number (PHONENUMBER)

Fax Number (FAXNUMBER)

E-Mail Address (EMAIL)

Whois Server (WHOISSERVER)

Web URL (URL)

Updated Date (UPDATEDATE)

Administrative Contact First Name(ADMINFNAME)

Administrative Contact Last Name (ADMINLNAME)

Administrative Contact Telephone Number (ADMINPHONE)

Administrative Contact E-Mail (ADMINEMAIL)

Billing Contact First Name (BILLINGFNAME)

Billing Contact Last Name (BILLINGLNAME)

Billing Contact Telephone Number (BILLINGPHONE)

Billing Contact E-Mail (BILLINGEMAIL)

Technical Contact First Name (TECHFNAME)

Technical Contact Last Name (TECHLNAME)

Technical Contact Telephone Number (TECHPHONE)

Technical Contact E-Mail (TECHEMAIL)

4.	Domain Name Registrant Data

If VNDS requires registrars to provide it with registrant domain name registration data, VNDS shall escrow such registrant domain name registration data that is collected from registrars.

5.	DNSSEC-Related Data

If VNDS requires registrars to provide it with DNSSEC related material necessary to sign the .com zone (e.g., public and private portions of the .com zone) key-signing keys and zone-signing keys, VNDS shall escrow such DNSSEC-related material.

6.	Registry Services Data

VNDS shall escrow data collected from registrars as part of offering Registry Services introduced after the Effective Date of its Registry Agreement with ICANN, if any.

Table 2: Daily Additional Deposit Format

Registrar Daily Additional Deposits

1. Registrar Transaction Report

Title: Registrar Transaction Report

Report name: rgr_transaction

Description: This report contains transactions associated with a specific registrar. Domain operations produce one row for each associated nameserver. Nameserver operations produce one row for each associated ipaddress. A transactionid is included to allow unique identification of transactions. The content of columns 3 and 4 is dependent on the operation in the following ways:

operation Œ (ADD_DOMAIN, MOD_DOMAIN, DEL_DOMAIN) => [domainname][servername]

operation Œ (ADD_NAMESERVER, MOD_ NAMESERVER, DEL_ NAMESERVER) => [ipaddress][servername]

operation Œ (TRANSFER_DOMAIN) => [domainname][null]

Only the seven (7) operation types above are included in the report.

Fields:

transactionid

operationname

domainname | ipaddress

servername | null

transactiondate

1. ADDITIONAL TERMS AND CONDITIONS

Registry Operator shall periodically deposit into escrow all Data on a schedule (not more frequently than weekly for a complete set of Data, and daily for incremental updates) and in an electronic format mutually approved from time to time by Registry Operator and ICANN, such approval not to be unreasonably withheld by either party. The escrow shall be maintained, at Registry Operator’s expense, by a reputable escrow agent mutually approved by Registry Operator and ICANN, such approval also not to be unreasonably withheld by either party. The schedule, content, format, and procedure for escrow deposits shall be as reasonably established by ICANN from time to time. Changes to the schedule, content, format, and procedure may be made only with the mutual written consent of ICANN and Registry Operator (which neither party shall unreasonably withhold) or through the establishment of Consensus Policies as set forth in Section 3.1(b) of the Registry Agreement between VNDS and ICANN. The escrow shall be held under an agreement, substantially in the form of Appendix 2, among ICANN, Registry Operator, and the Escrow Agent.

2. PERIOD OF PERFORMANCE

Period of Performance shall be as defined by section 7(a) of this Escrow Agreement.

3. FEE SCHEDULE

Fees to be paid by VNDS shall be as follows:

Initialization fee (one time only) $

*Annual maintenance/storage fee $

*includes two cubic feet of storage space

Additional Services Available:

Electronic Updates

Transmitted once daily $

Price quoted is limited to 650 MB per update.

Electronic Updates over 650 MB $

Fee incurred for updates over 650 MB will be billed on a monthly basis.

Additional Services

Verification / File Listing Services $

(This includes up to one hour of service for each deposit)

Additional Storage Space $

Payable by Licensee or Producer Only Upon Release Request:

Due Only Upon Licensee’s or Producer’s

Request for Release of Deposit Materials $

Fees due in full, in US dollars, upon receipt of signed contract or deposit material, whichever comes first. Thereafter, fees shall be subject to their current pricing, provided that such prices shall not increase by more than 10% per year. The renewal date for this Agreement will occur on the anniversary of the first invoice. If other currency acceptance is necessary, please contact your Account Manager to make arrangements.

EXHIBIT B

The goal of the Escrow Process is to periodically encapsulate all Registrar-specific information into a single Escrow File and to make this file available to a third party for escrow storage. Existing Daily and Weekly reports as well as a Registrars Report (note a) will be used to construct the Escrow File because these reports, when taken together, describe completely the entire set of domains, nameservers, and Registrars.

The Escrow Process employs a method of encapsulation whereby the Daily, Weekly, and Registrar reports are concatenated, compressed, signed, and digested into a single file. The format of this encapsulation enables the single file to be verified for Completeness (note b), Correctness (note c), and Integrity (note d) by a third party. The Escrow Process includes data format specification for each report file using regular expression algebra. This format specification is stored with the report file itself and is used for format verification later. The report file along with data format specification is then digitally signed for authentication, non-repudiation and message integrity verification.

Verification Process

The goal of the Verification Process is to verify Completeness (note b), Correctness (note c), and Integrity (note d) of an Escrow File. The Verification Process uses layers of meta-data encapsulated in the Escrow File to construct a Verification Report (note f). The verification report produced by the verification process indicates whether the data file meets the authentication requirements. The report has 2 sections actions and results. Actions section describes each of the actions taken against the data file and whether those actions met success or failure. Results section describes the results of the Verification Process. If there was a failure in the Actions section then the Results section will describe details of the failure and indicate that the Data File is corrupt and cannot be verified. If no errors are present the Results section will indicate that the file is valid.

Notes

a. Registrars Report

The existing Daily and Weekly reports associate Data and transactions to specific Registrars by naming each report with a specific Registrar Id. The Registrar report provides a mapping between these Registrar Ids and other associated Registrar information such as name, credit, billing address, contact info, and location.

b. Completeness

A data file transfer is complete if all data files transferred from the source machine are present on the destination machine.

c. Correctness

A data file transfer is correct if each data file on the destination machine has the same information content as that on source machine.

d. Integrity

A data file transfer has integrity if no data file was altered by a third party while in transit.

e. Regular Expression Algebra

The regular expression algebra is a powerful data description language. The data structure description can be as specific or generic as necessary.

f. Verification Report

The verification report produced by the Verification Process indicates whether a Data File meets the authentication requirements. The report has 2 sections:

Actions

This section describes each of the actions taken against the Data File and whether those actions met “SUCCESS” or “FAILURE”.

Results

This section describes the results of the Verification Process. If there was a “FAILURE” in the Actions section then the Results section will describe details of the failure and indicate that the Data File is corrupt and cannot be verified. If no errors are present the Results section will enumerate the Report Files contained within the Data File and indicate that the file is valid.

.COM Agreement Appendix 2

Escrow Agreement

This Escrow Agreement (“Agreement”) is made as of this      day of                         ,         , by and between VeriSign, Inc. (“VNDS”), [Escrow Agent] (“Escrow Agent”), and the Internet Corporation for Assigned Names and Numbers (“ICANN”).

Preliminary Statement. VNDS intends to deliver the “Deposit Materials” and any “Additional Deposit” to Escrow Agent as defined and provided for herein. VNDS desires Escrow Agent to hold the Deposit Materials and, upon certain events described herein, deliver the Deposit Materials (or a copy thereof) to ICANN in accordance with the terms hereof.

Now, therefore, in consideration of the foregoing, of the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Delivery by VNDS. VNDS shall be solely responsible for delivering to Escrow Agent the Deposit Materials, as defined and described in Exhibit A, the “Task Order and Statement of Work,” attached as Appendix 1 to the .com Registry Agreement between VNDS and ICANN and incorporated herein by reference. VNDS may elect to deliver the Deposit Materials by the “Electronic Delivery Service,” defined in Exhibit A to Appendix 1 or in a manner mutually agreed upon by Escrow Agent and VNDS. Upon receipt of the Deposit Materials via Electronic Delivery Service, Escrow Agent shall download the Deposit Materials onto CD-ROM, or other electronic storage media as mutually agreed upon by Escrow Agent and VNDS, and generate a file listing, which Escrow Agent shall, within ten (10) business days of the end of each calendar month, forward to VNDS, via email or United States mail. Within two (2) business days after receiving them, Escrow Agent shall verify that any Deposit Materials are in the proper format and appear to be complete by performing the verification procedures specified in Exhibit B of Appendix 1. Escrow Agent shall deliver, on the last business day of each month, a written certification to ICANN that it has performed those verification procedures on all Deposit Materials received during the last month and shall deliver to ICANN a copy of the verification reports generated by those procedures. If Escrow Agent discovers that any Deposit Materials fail the verification procedures, Escrow Agent shall notify ICANN and VNDS of such nonconformity within forty-eight (48) hours. Escrow Agent shall then hold the Deposit Materials in accordance with the terms and conditions hereof.

2. Duplication; Periodic Updates

(a) Escrow Agent may duplicate the Deposit Materials by any means in order to comply with the terms and provisions of this Agreement. Alternatively, Escrow Agent, by notice to VNDS, may reasonably require VNDS to promptly duplicate the Deposit Materials and forward the same to Escrow Agent.

(b) VNDS shall deposit with Escrow Agent the “Additional Deposit,” as defined and described in the attached Exhibit A of Appendix 1. Within two (2) business days after receiving them, Escrow Agent shall verify that any Additional Deposits are in the proper format and appear to be complete by performing the verification procedures specified in Exhibit B of Appendix 1. Escrow Agent shall deliver, on the last business day of each month, a written certification to ICANN that it has performed those verification procedures on all Additional Deposits received during the last month and shall deliver to ICANN a copy of the verification reports generated by those procedures. If Escrow Agent discovers that any Additional Deposits fail the verification procedures, Escrow Agent shall notify ICANN and VNDS of such nonconformity within forty-eight (48) hours.

3. Notification of Deposits. Simultaneous with the delivery to Escrow Agent of the Deposit Materials or any Additional Deposit, as the case may be, VNDS shall deliver to Escrow Agent a written statement, via email, specifically identifying all items deposited and stating that the Deposit Materials and/or any Additional Deposit have been inspected by VNDS and are complete and accurate. Escrow Agent shall, within ten (10) business days of receipt of any Deposit Materials or Additional Deposit, send notification to VNDS, via email, that it has received from VNDS such Deposit Materials and/or any such Additional Deposit. In addition, Escrow Agent shall also include a copy of the verification report as confirmation that it has run the verification process.

4. Delivery by Escrow Agent

4.1 Delivery by Escrow Agent to ICANN. Escrow Agent shall deliver the Deposit Materials and any Additional Deposits received since the last submission of Deposit Material (“Outstanding Additional Deposits”), or a complete copy thereof, to ICANN only in the event that:

(a) VNDS notifies Escrow Agent to effect such delivery to ICANN at a specific address, the notification being accompanied by a check payable to Escrow Agent in the amount of one hundred dollars ($100.00); or

(b) Escrow Agent receives from ICANN:

(i) Written notification that the Registry Agreement between VNDS and ICANN dated                         , 2005 (“Registry Agreement”) has been finally, validly and legally terminated under Section 6 of the Registry Agreement and no injunction or similar order has been obtained from an arbitrator or court prohibiting ICANN from securing the data in this escrow (“Registry Termination”);

(ii) evidence satisfactory to Escrow Agent that ICANN has previously notified VNDS of such Registry Termination in writing;

(iii) a written demand that the Deposit Materials and Outstanding Additional Deposits be released and delivered to ICANN;

(iv) a written undertaking from ICANN that the Deposit Materials and Outstanding Additional Deposits being supplied to ICANN will be used only as permitted under the terms of the Registry Agreement;

(v) specific instructions from ICANN for this delivery; and

(vi) a check from VNDS, or from ICANN (who will then be reimbursed by VNDS), payable to Escrow Agent in the amount of one hundred dollars ($100.00); or

(c) Release occurs according to Paragraph 8(b) below.

4.2 Delivery at VNDS’s Request. If the provisions of 4.1(a) are satisfied, Escrow Agent shall, within five (5) business days after receipt of the notification and check specified in Paragraph 4.1(a), deliver the Deposit Materials and Outstanding Additional Deposits in accordance with the applicable instructions.

4.3 Delivery at ICANN’s Request. If the provisions of Paragraphs 4.1(b) or 4.1(c) are satisfied, Escrow Agent within five (5) business days after receipt of all the documents specified in these paragraphs, shall deliver the following: (i) to VNDS, a photostatic copy of all such documents; (ii) to ICANN, as specifically instructed by ICANN, electronic copies of the Deposit Materials and electronic copies of the Outstanding Additional Deposits; provided, however, that if the delivery is commenced by reason of Paragraph 4.1 (c), VNDS may make the payment owing to Escrow Agent during the five (5) business day period referenced above, and Escrow Agent shall not thereafter deliver to ICANN the materials specified in subpart (ii), above. Following receipt of the notice to VNDS under subpart (i) of the preceding sentence, VNDS shall have thirty (30) days from the date on which VNDS receives such documents (“Objection Period”) to notify Escrow Agent of its objection (“Objection Notice”) to the release of the Deposit Materials to ICANN and request that the issue of entitlement to a copy of the Deposit Materials be submitted to arbitration in accordance with the following provisions:

(a) The sending of an Objection Notice shall not delay delivery of Deposit Materials and Outstanding Additional Deposits to ICANN.

(b) If VNDS shall send an Objection Notice to Escrow Agent during the Objection Period, the matter shall be submitted to and settled by arbitration by a panel of three (3) arbitrators chosen by the American Arbitration Association in accordance with the rules of the American Arbitration Association. The arbitrators shall apply the law of California exclusive of its conflicts of laws rules. At least one (1) arbitrator shall be reasonably familiar with the Internet industry. The decision of the arbitrators shall be binding and conclusive on all parties involved, and judgment upon their decision may be entered in a court of competent jurisdiction. All costs of the arbitration incurred by Escrow Agent, including reasonable attorneys’ fees and costs, shall be paid by the party which does not prevail in the arbitration; provided, however, if the arbitration is settled prior to a decision by the arbitrators, the parties involved in the arbitration shall each pay an equal percentage of all such costs.

(c) Notwithstanding Paragraph 4.3(b), the parties agree that any arbitration brought pursuant to Paragraph 4.3 shall not re-evaluate, reconsider, or otherwise subject to review any issues, causes of action, or other claims which were decided, in an arbitration or court decision involving the parties hereto concerning the Registry Agreement and/or the Cooperative Agreement, and that any decision regarding such issues or claims in an arbitration brought pursuant to Paragraph 4.3 would be invalid, unenforceable, and not binding. The propriety, validity, legality, or effectiveness of any terminations or actions under the Registry Agreement and/or Cooperative Agreement shall be determined solely through procedures and remedies provided for by those respective agreements, not through any arbitration brought pursuant to Paragraph 4.3. Any arbitration proceeding brought pursuant to Paragraph 4.3 shall be limited to a determination of whether Paragraphs 4.1(b) and (c) have been satisfied.

(d) VNDS may, at any time prior to the commencement of arbitration proceedings, notify Escrow Agent that VNDS has withdrawn the Objection Notice. Upon receipt of any such notice from VNDS, Escrow Agent shall promptly deliver Deposit Materials and Outstanding Additional Deposits to ICANN in accordance with the instructions provided by ICANN.

(e) If the release of materials to ICANN pursuant to Paragraph 4.3 is judged to be proper in any arbitration brought in accordance with Paragraph 4.3, Escrow Agent shall promptly deliver to ICANN, in accordance with the instructions specified in Paragraph 4.1(b)(v) above, any Deposit Materials and Outstanding Additional Deposits that have not previously been delivered. All parties agree that Escrow Agent shall not be required to deliver such Deposit Materials and Outstanding Additional Deposits until all such fees then due to Escrow Agent have been paid.

(f) If the release of the Deposit Materials and Outstanding Additional Deposits to ICANN pursuant to Paragraph 4.3 is judged to have been improper in any arbitration brought in accordance with Paragraph 4.3, ICANN shall promptly return or destroy, at VNDS’s discretion, those Deposit Materials and Outstanding Additional Deposits that were received by ICANN pursuant to Paragraph 4.3.

4.4 Delivery by Escrow Agent to VNDS. Escrow Agent shall release and deliver the Deposit Materials and any Additional Deposit to VNDS upon termination of this Agreement in accordance with Paragraph 7(a) or 7(b) hereof.

5. Indemnity. VNDS and ICANN shall jointly and severally indemnify and hold harmless Escrow Agent and each of its directors, officers, agents, employees and stockholders (“Escrow Agent Indemnitees”) absolutely and forever, from and against any and all claims, actions, damages, suits, liabilities, obligations, costs, fees, charges, and any other expenses whatsoever, including reasonable attorneys’ fees and costs, that may be asserted by a third party against any Escrow Agent Indemnitee in connection with this Agreement or the performance of Escrow Agent or any Escrow Agent Indemnitee hereunder. Escrow Agent shall likewise indemnify VNDS, ICANN, and each of their directors, officers, agents, employees and stockholders (“Indemnitees”) absolutely and forever, from and against any and all claims, actions, damages, suits, liabilities, obligations, costs, fees, charges, and any other expenses whatsoever, including reasonable attorneys’ fees and costs, that may be asserted by a third party against any Indemnitee in connection with the misrepresentation, negligence or misconduct of Escrow Agent, its employees, or contractors in satisfying Escrow Agent’s obligations under this Agreement.

6. Disputes and Interpleader.

(a) Escrow Agent may submit any dispute under this Agreement to any court of competent jurisdiction in an interpleader or similar action other than a matter submitted to arbitration after Escrow Agent’s receipt of an Objection Notice under Paragraph 4 and the parties under this Agreement submit the matter to such arbitration as described in Paragraph 4 of this Agreement. Any and all costs incurred by Escrow Agent in connection therewith, including reasonable attorneys’ fees and costs, shall be borne 50% by each of VNDS and ICANN.

(b) Escrow Agent shall perform any acts ordered by any court of competent jurisdiction, without any liability or obligation to any party hereunder by reason of such act.

7. Term and Renewal.

(a) The initial term of this Agreement shall be two (2) years, commencing on the date hereof (the “Initial Term”). This Agreement shall be automatically extended for an additional term of one year (“Additional Term”) at the end of the Initial Term and at the end of each Additional Term hereunder unless, on or before ninety (90) days prior to the end of the Initial Term or an Additional Term, as the case may be, either (i) Escrow Agent or (ii) VNDS, with the concurrence of ICANN, notifies the other parties that it wishes to terminate the Agreement at the end of such term.

(b) In the event VNDS gives notice of its intent to terminate pursuant to Paragraph 7(a), and ICANN fails to concur according to Paragraph 7(a), ICANN shall be responsible for payment of all subsequent fees in accordance with Exhibit A of Appendix 1 and shall have the right to terminate this Agreement at the end of the Initial Term or any Additional Term upon giving the other parties ninety (90) days notice.

(c) In the event of termination of this Agreement in accordance with Paragraph 7(a) or 7(b) hereof, VNDS shall pay all fees due Escrow Agent and shall promptly notify ICANN that this Agreement has been terminated and that Escrow Agent shall return to VNDS all copies of the Deposit Materials and any Additional Deposit then in its possession.

8. Fees. VNDS shall pay to Escrow Agent the applicable fees in accordance with Exhibit A of Appendix 1 as compensation for Escrow Agent’s services under this Agreement. The first year’s fees are due upon receipt of the signed contract or Deposit Materials, whichever comes first, and shall be paid in U.S. Dollars.

(a) Payment. Escrow Agent shall issue an invoice to VNDS following execution of this Agreement (“Initial Invoice”), on the commencement of any Additional Term hereunder, and in connection with the performance of any additional services hereunder. Payment is due upon receipt of an invoice. All fees and charges are exclusive of, and VNDS is responsible for the payment of, all sales, use and like taxes. Escrow Agent shall have no obligations under this Agreement until the Initial Invoice has been paid in full by VNDS.

(b) Nonpayment. In the event of non-payment of any fees or charges invoiced by Escrow Agent, Escrow Agent shall give notice of non-payment of any fee due and payable hereunder to VNDS and, in such an event, VNDS shall have the right to pay the unpaid fee within ten (10) business days after receipt of notice from Escrow Agent. If VNDS fails to pay in full all fees due during such ten (10) day period, Escrow Agent shall give notice of non-payment of any fee due and payable hereunder to ICANN and, in such event, ICANN shall have the right to pay the unpaid fee within ten (10) business days of receipt of such notice from Escrow Agent. Upon payment of the unpaid fee by either VNDS or ICANN, as the case may be, this Agreement shall continue in full force and effect until the end of the applicable term. Upon a failure to pay the unpaid fee under this Paragraph 8(b) by either VNDS or ICANN, or by VNDS under 4.3, the Escrow Agent shall proceed as set forth in Paragraph 4.3 as though ICANN had requested delivery of the Deposit Materials.

9. Ownership of Deposit Materials. The parties recognize and acknowledge that ownership of the Deposit Materials during the effective term of this Agreement shall remain with VNDS at all times.

10. Retention and Confidentiality.

(a) Retention. Escrow Agent shall hold and maintain the Deposit Materials in a secure, locked, and environmentally safe facility which is accessible only to authorized representatives of Escrow Agent. Escrow Agent shall use commercially reasonable efforts to protect the integrity of the Deposit Materials. Each of ICANN and VNDS shall have the right to inspect Escrow Agent’s written records with respect to this Agreement upon reasonable prior notice and during normal business hours.

(b) Confidentiality. Escrow Agent shall at all times protect the confidentiality of the Deposit Materials. Except as provided in this Agreement, Escrow Agent shall not disclose, transfer, make available, or use any Deposit Materials (or any copies of any Deposit Materials). Should Escrow Agent be put on notice that it is required to disclose any Deposit Materials by statute, rule, regulation, order, or other requirement of a governmental agency, legislative body, court of competent jurisdiction, or binding arbitral body (other than any requirement pursuant to Sections 4 or 8(b) of this Agreement), Escrow Agent shall notify ICANN and VNDS within seven (7) days or as soon as practicable and reasonably cooperate with VNDS and/or ICANN in any contest of the disclosure. Should any contest prove unsuccessful, Escrow Agent shall not be held liable for any disclosure pursuant to such governmental, legislative, judicial, or arbitral order, statute, rule, regulation, or other requirement.

11. Miscellaneous.

(a) Remedies. Except for misrepresentation, negligence or misconduct by Escrow Agent, its employees, or contractors, Escrow Agent shall not be liable to VNDS or to ICANN for any act, or failure to act, by Escrow Agent in connection with this Agreement. Any liability of Escrow Agent regardless of the cause shall be limited to the fees exchanged under this Agreement. Escrow Agent will not be liable for special, indirect, incidental or consequential damages hereunder.

(b) Permitted Reliance and Abstention. Escrow Agent may rely and shall be fully protected in acting or refraining from acting upon any notice or other document believed by Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or entity. Escrow Agent shall have no duties or responsibilities except those expressly set forth herein.

(c) Independent Contractor. Escrow Agent is an independent contractor and is not an employee or agent of either VNDS or ICANN.

(d) Amendments. This Agreement shall not be modified or amended except by another agreement in writing executed by each of the parties hereto.

(e) Assignment. Neither VNDS nor ICANN may assign or transfer this Agreement (by merger, sale of assets, operation of law, or otherwise), except that the rights and obligations of VNDS or ICANN automatically shall be transferred to the assignee of one of those parties’ rights and obligations under the Registry Agreement. Escrow Agent may not assign or transfer this Agreement without the prior written consent of both VNDS and ICANN.

(f) Entire Agreement. This Agreement, including all exhibits hereto, supersedes all prior discussions, understandings and agreements between Escrow Agent and the other parties with respect to the matters contained herein, and constitutes the entire agreement between Escrow Agent and the other parties with respect to the matters contemplated herein. All exhibits attached to Appendix 1, specifically, Exhibit A (consisting of Task Order and Statement of Work, File Size Estimates, Table 1, Table 2, and Additional Terms and Conditions), Exhibit B, are by this reference made a part of this Agreement and are incorporated herein.

(g) Counterparts; Governing Law. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of California, without regard to its conflicts of law principles. Except as specifically provided for herein, all of the parties additionally consent to the personal jurisdiction of California, acknowledge that venue is proper in any state and Federal court in California, agree to any action related to this Agreement properly brought in one of these courts, and waive any objection it has or may have in the future with respect to any of the foregoing.

(h) Notices. All notices, requests, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and shall be delivered by hand or by commercial overnight delivery service which provides for evidence of receipt, or mailed by certified mail, return receipt requested, postage prepaid. If delivered personally or by commercial overnight delivery service, the date on which the notice, request, instruction or document is delivered shall be the date on which delivery is deemed to be made, and if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date on which delivery is deemed to be made. Any party may change its address for the purpose of this Agreement by notice in writing to the other parties as provided herein.

(i) Survival. Paragraphs 5, 6, 8, 9, 10 and 11 shall survive any termination of this Agreement.

(j) No Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or single or partial exercise of any right, power or remedy by any party will preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No express waiver or assent by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term or condition hereof.

IN WITNESS WHEREOF each of the parties has caused its duly authorized officer to execute this Agreement as of the date and year first above written.

Escrow Agent

By:
Title:
Print Name:
Address:

Phone:

Fax:

E-mail:

VeriSign, Inc.

By:

Title:

Print Name:

Address:

Phone:

Fax:

E-mail:

Internet Corporation for Assigned Names and Numbers

By:

Title:

Print Name:

Address:

Phone:

Fax:

E-mail:

.COM Registry Agreement: Appendix 3

Zone File Access Agreement

1. PARTIES

The User named in this Agreement hereby contracts with VeriSign, Inc. (“VNDS”) for a non-exclusive, non-transferable, limited right to access an Internet host server or servers designated by VNDS from time to time, and to transfer a copy of the described Data to the User’s Internet host machine specified below, under the terms of this Agreement. Upon execution of this Agreement by VNDS, VNDS will return a copy of this Agreement to you for your records with your UserID and Password entered in the spaces set forth below.

2. USER INFORMATION

(a) User:

(b) Contact Person:

(c) Street Address:

(d) City, State or Province:

(e) Country and Postal Code:

(f) Telephone Number:

(including area/country code)

(g) Fax Number:

(including area/country code)

(h) E-Mail Address:

(i) Specific Internet host machine which will be used to access VNDS’s server to transfer copies of the Data:

Name:

IP Address:

(j) Purpose(s) for which the Data will be used: During the term of this Agreement, you may use the data for any legal purpose, not prohibited under Section 4 below. You may incorporate some or all of the Data in your own products or services, and distribute those products or services for a purpose not prohibited under Section 4 below.

3. TERM

This Agreement is effective for a period of three (3) months from the date of execution by VNDS (the “Initial Term”). Upon conclusion of the Initial Term, this

Agreement will automatically renew for successive three-month renewal terms (each a “Renewal Term”) until terminated by either party as set forth in Section 12 of this Agreement or one party provides the other party with a written notice of termination at least seven (7) days prior to the end of the Initial Term or the then current Renewal Term.

NOTICE TO USER: CAREFULLY READ THE FOLLOWING TERMS AND CONDITIONS. YOU MAY USE THE USER ID AND ASSOCIATED PASSWORD PROVIDED IN CONJUNCTION WITH THIS AGREEMENT ONLY TO OBTAIN A COPY OF .COM TOP-LEVEL DOMAIN (“TLD”) ZONE FILES, AND ANY ASSOCIATED ENCRYPTED CHECKSUM FILES (COLLECTIVELY THE “DATA”), VIA THE FILE TRANSFER PROTOCOL (“FTP”) OR HYPERTEXT TRANSFER PROTOCOL (“HTTP”) PURSUANT TO THESE TERMS.

4. GRANT OF ACCESS

VNDS grants to you a non-exclusive, non-transferable, limited right to access an Internet host server or servers designated by VNDS from time to time, and to transfer a copy of the Data to the Internet host machine identified in Section 2 of this Agreement no more than once per 24 hour period without the express prior written consent of VNDS using FTP or HTTP for the purposes described in this Section 4. You agree that you will:

(a) use this Data only for lawful purposes but that under no circumstances will you use this Data to: (1) allow, enable, or otherwise support any marketing activities, regardless of the medium used. Such media include but are not limited to e-mail, telephone, facsimile, postal mail, SMS, and wireless alerts; or (2) enable high volume, automated, electronic processes that send queries or data to the systems of VNDS or any ICANN-accredited registrar, except as reasonably necessary to register domain names or modify existing registrations. VNDS reserves the right, with the approval of the Internet Corporation for Assigned Names and Numbers (“ICANN”), to specify additional specific categories of prohibited uses by giving you reasonable written notice at any time and upon receiving such notice you shall not make such prohibited use of the Data you obtain under this Agreement.

(b) copy the Data you obtain under this Agreement into a machine-readable or printed form only as necessary to use it in accordance with this Agreement in support of your use of the Data.

(c) comply with all applicable laws and regulations governing the use of the Data.

(d) not distribute the Data you obtained under this Agreement or any copy thereof to any other party without the express prior written consent of VNDS, except that you may redistribute the Data insofar as it has been incorporated by you into a value-added product or service that does not permit the extraction of a substantial portion of the Data from the value-added product or service, provided you prohibit the recipient of the Data from using the Data in a manner contrary to Section 4(a).

(e) take all reasonable steps to protect against unauthorized access to, use, and disclosure of the Data you obtain under this Agreement.

5. FEE

You agree to remit in advance to VNDS a quarterly fee of $0 (USD) for the right to access the files during either the Initial Term or Renewal Term of this Agreement. VNDS reserves the right to adjust, with the approval of ICANN, this fee on thirty days’ prior notice to reflect a change in the cost of providing access to the files.

6. PROPRIETARY RIGHTS

You agree that no ownership rights in the Data are transferred to you under this Agreement. You agree that any copies of the Data that you make will contain the same notice that appears on and in the Data obtained under this Agreement.

7. METHOD OF ACCESS

VNDS reserves the right, with the approval of ICANN, to change the method of access to the Data at any time. You also agree that, in the event of significant degradation of system processing or other emergency, VNDS may, in its sole discretion, temporarily suspend access under this Agreement in order to minimize threats to the operational stability and security of the Internet.

8. NO WARRANTIES

The Data is being provided “as-is.” VNDS disclaims all warranties with respect to the Data, either expressed or implied, including but not limited to the implied warranties of merchantability, fitness for a particular purpose, and non-infringement of third party rights. Some jurisdictions do not allow the exclusion of implied warranties or the exclusion or limitation of incidental or consequential damages, so the above limitations or exclusions may not apply to you.

9. SEVERABILITY

In the event of invalidity of any provision of this Agreement, the parties agree that such invalidity shall not affect the validity of the remaining provisions of this Agreement.

10. NO CONSEQUENTIAL DAMAGES

In no event shall VNDS be liable to you for any consequential, special, incidental or indirect damages of any kind arising out of the use of the Data or the termination of this Agreement, even if VNDS has been advised of the possibility of such damages.

11. GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws of the Virginia, USA. You agree that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced only in the state or federal courts in Fairfax County and the Eastern District of the Commonwealth of in Virginia, USA. You expressly and irrevocably agree and consent to the personal jurisdiction and venue of the federal and states courts located Virginia, USA (and each appellate court located therein) for maters arising in connection with this Agreement or your obtaining, use, or distribution of the Data. The United Nations Convention on Contracts for the International Sale of Goods is specifically disclaimed.

12. TERMINATION

You may terminate this Agreement at any time by erasing the Data you obtained under this Agreement from your Internet host machine together with all copies of the Data and providing written notice of your termination to VNDS at 21345 Ridgetop Circle, Dulles, VA 20169, Attention: Customer Service. VNDS has the right to terminate this Agreement immediately if you fail to comply with any term or condition of this Agreement. You agree upon receiving notice of such termination of this Agreement by VNDS or expiration of this Agreement to erase the Data you obtained under this Agreement together with all copies of the Data.

13. DEFINITION

“Data” means all data contained in a DNS zone file for the Registry TLD as provided to TLD nameservers on the Internet.

14. ENTIRE AGREEMENT

This is the entire agreement between you and VNDS concerning access and use of the Data, and it supersedes any prior agreements or understandings, whether written or oral, relating to access and use of the Data.

VeriSign, Inc.	User:

By:	By:
(sign)	(sign)

Name:	Name:
(print)	(print)

Title:	Title:

Date:	Date:

ASSIGNED USERID AND PASSWORD

(To be assigned by VNDS upon execution of this Agreement):

USERID:	PASSWORD:

.COM Agreement: Appendix 4

Registry Operator’s Monthly Report

Registry Operator shall provide the following information in its monthly reports. Reports shall be submitted via email to <registry-reports@icann.org>. ICANN shall use reasonable commercial efforts to preserve the confidentiality of the information reported until three months after the end of the month to which the report relates.

1. Accredited Registrar Status. State the number of registrars in each of the following three categories: (1) operational, (2) ramp-up (registrars that have received a password for access to OT&E), and (3) pre-ramp-up (registrars that have requested access, but have not yet entered the ramp-up period).

2. Service Level Agreement Performance. Compare Service Level Agreement requirements with actual performance measures for the reporting month.

3. TLD Zone File Access Activity. State the total number of zone file access passwords at end of the reporting month.

4. Completed System Software Releases. Describe significant releases during the reporting month, including release name, features, and completion date.

5. Whois Service Activity. State the number of Whois queries during the reporting month.

6. Total Number of Transactions by Subcategory by Month. State the total number of transactions during the reporting month, in the following subcategories: adds, deletes, modifies, checks, renews, transfers, restores.

7. Daily Transaction Range. Tabulate the number of total daily transactions. The range of transaction volume should be shown for each month, along with the average daily transaction volume.

8. Per-Registrar Activity Report. This report shall be transmitted to ICANN electronically in comma or pipe separated-value format, using the following fields per registrar:

Field #	Field Name	Notes
01	registrar-name	registrar’s full corporate name

02	iana-id	http://www.iana.org/assignments/registrar-ids

03	total-domains	total domains under sponsorship

04	total-nameservers	total nameservers registered

05	net-adds-1-yr	domains successfully added (and not deleted within the add grace period)

06	net-adds-2-yr	number of domains successfully registered with an initial term of two years

07	net-adds-3-yr	number of domains successfully registered with an initial term of three years

08	net-adds-4-yr	etc.

09	net-adds-5-yr	“ “

10	net-adds-6-yr	“ “

11	net-adds-7-yr	“ “

12	net-adds-8-yr	“ “

13	net-adds-9-yr	“ “

14	net-adds-10-yr	“ “

15	net-renews-1-yr	domains renewed either automatically or by command (and not deleted within the renew grace period)

16	net-renews-2-yr	number of domains successfully renewed with a new renewal period of two years

17	net-renews-3-yr	number of domains successfully renewed with a new renewal period of three years

18	net-renews-4-yr	etc.

19	net-renews-5-yr	“ “

20	net-renews-6-yr	“ “

21	net-renews-7-yr	“ “

22	net-renews-8-yr	“ “

23	net-renews-9-yr	“ “

24	net-renews-10-yr	“ “

25	transfer-gaining-successful	transfers initiated by this registrar that were ack’d by the other registrar – either by command or automatically

26	transfer-gaining-nacked	transfers initiated by this registrar that were n’acked by the other registrar

27	transfer-losing-successful	transfers initiated by another registrar that this registrar ack’d – either by command or automatically

28	transfer-losing-nacked	transfers initiated by another registrar that this registrar n’acked

29	transfer-disputed-won	number of transfer disputes in which this registrar prevailed

30	transfer-disputed-lost	number of transfer disputes this registrar lost

31	transfer-disputed-nodecision	number of transfer disputes involving this registrar with a split or no decision

32	deleted-domains-grace	domains deleted within the add grace period

33	deleted-domains-nograce	domains deleted outside the add grace period

34	restored-domains	domain names restored from redemption period

35	restored-noreport	total number of restored names for which the registrar failed to submit a restore report

.COM Agreement Appendix 5

Whois Specifications

Public Whois Specification

Registry Operator’s Whois service is the authoritative Whois service for all second-level Internet domain names registered in the .com top-level domain and for all hosts registered using these names. This service is available to anyone. It is available via port 43 access and via links at the Registry Operator’s web site. It is updated daily.

To use Registry Whois via port 43 enter the applicable parameter on the command line as illustrated below:

•	For a domain name: whois “domain verisign.com”

•	For a registrar name: whois “registrar Go Daddy Software, Inc.”

•	For a nameserver: whois “DNS3.REGISTER.COM” or whois “nameserver 216.21.234.72”

By default, Whois performs a very broad search, looking in all record types for matches to your query in these fields: domain name, nameserver name, nameserver IP address, and registrar names. Use keywords to narrow the search (for example, ‘domain root’). Specify only part of the search string to perform a “partial” search on domain. Every domain starting with the string will be found. A trailing dot (or dots) after your text or the partial keyword indicates a partial search. For example, entering ‘mack.’ will find “Mack”, “Mackall”, “Mackay”, and so on.

To use Registry Whois using the web interface:

•	Go to www.verisign-grs.com

•	Click on the appropriate button (“domain,” “registrar” or “nameserver”)

•	Enter the applicable parameter:

•	Domain name including the TLD (e.g., verisign-grs.com)

•	Full name of the registrar including punctuation, “Inc.”, etc. (e.g., America Online, Inc.)

•	Full host name or the IP address (e.g., ns1.crsnic.net or 198.41.3.39)

•	Click on the “submit” button.

For all registered second-level domain names in .com, information as illustrated in the following example is displayed, where the entry parameter is the domain name (including the TLD):

Domain Name: VERISIGN-GRS.COM

Registrar: NETWORK SOLUTIONS, LLC.

Whois Server: whois.networksolutions.com

Referral URL: http://www.networksolutions.com

Name Server: NS1.CRSNIC.NET

Name Server: NS2.NSIREGISTRY.NET

Name Server: NS3.VERISIGN-GRS.NET

Name Server: NS4.VERISIGN-GRS.NET

Status: REGISTRAR-LOCK

Updated Date: 20-oct-2004

Creation Date: 08-sep-2000

Expiration Date: 08-sep-2008

>>> Last update of whois database: Wed, 2 Feb 2005 07:52:23 EST <<<

For all ICANN-accredited registrars who are authorized to register .com second-level domain names through Registry Operator, information as illustrated in the following example is displayed, where the entry parameter is the full name of the registrar (including punctuation, “Inc.”, etc.):

Registrar Name: SAMPLE REGISTRAR, INC. DBA SAMPLE NAMES

Address: 1234 Any Way, Anytown, VA 20153, US

Phone Number: 703-555-5555

Email: registrar-agent@samplenames.net

Whois Server: whois.registrar.samplenames.com

Referral URL: www.registrar.samplenames.com

Admin Contact: Jane Doe

Phone Number: 703-555-5556

Email: janedoe@samplenames.com

Admin Contact: John Smith

Phone Number: 703-555-5557

Email: johnsmith@samplenames.com

Admin Contact: Domain Name Administrator

Phone Number: 703-555-5558

Email: dns-eng@samplenames.com

Billing Contact: Petranella Jones

Phone Number: 703-555-5559

Email: pjones@samplenames.com

Technical Contact: Harry Nerd

Phone Number: 703 555-6000

Email: harrynerd@samplenames.com

Technical Contact: Harry Nerd II

Phone Number: 703-555-6001

Email: harrynerd@samplenames.com

>>> Last update of whois database: Wed, 2 Feb 2005 07:52:23 EST <<<

For all hosts registered using second-level domain names in .com, information as illustrated in the following example is displayed, where the entry parameter is either the full host name or the IP address:

Server Name: DNS.MOMINC.COM

IP Address: 209.143.112.34

Registrar: BULKREGISTER, LLC.

Whois Server: whois.bulkregister.com

Referral URL: http://www.bulkregister.com

>>> Last update of whois database: Wed, 2 Feb 2005 07:52:23 EST <<<

Whois Provider Data Specification

Registry Operator shall provide bulk access to up-to-date data concerning domain name and nameserver registrations maintained by Registry Operator in connection with the Registry TLD on a daily schedule, only for purposes of providing free public query-based access to up-to-date data concerning domain name and nameserver registrations in multiple TLDs, to a party designated from time to time in writing by ICANN. The specification of the content and format of this data, and the procedures for providing access, shall be as stated below, until changed according to the Registry Agreement.

Content

The data shall be provided in three files:

A. Domain file. One file shall be provided reporting on the domains sponsored by all registrars. For each domain, the file shall give the domainname, servername for each nameserver, registrarid, and updateddate.

B. Nameserver file. One file shall be provided reporting on the nameservers sponsored by all registrars. For each registered nameserver, the file shall give the servername, each ipaddress, registrarid, and updateddate.

C. Registrar file. A single file shall be provided reporting on the registrars sponsoring registered domains and nameservers. For each registrar, the following data elements shall be given: registrarid, registrar address, registrar telephone number, registrar e-mail address, whois server, referral URL, updateddate and the name, telephone number, and e-mail address of all the registrar’s administrative, billing, and technical contacts.

Format

The format for the above files shall be as specified by ICANN, after consultation with Registry Operator.

Procedures for Providing Access

The procedures for providing daily access shall be as mutually agreed by ICANN and Registry Operator. In the absence of an agreement, the files shall be provided by Registry Operator sending the files in encrypted form to the party designated by ICANN by Internet File Transfer Protocol.

Whois Data Specification – ICANN

Registry Operator shall provide bulk access by ICANN to up-to-date data concerning domain name and nameserver registrations maintained by Registry Operator in connection with the .com TLD on a daily schedule, only for purposes of verifying and ensuring the operational stability of Registry Services and the DNS. The specification of the content and format of this data, and the procedures for providing access, shall be as stated below, until changed according to the Registry Agreement.

Content

The data shall be provided in three files:

A. Domain file. One file shall be provided reporting on the domains sponsored by all registrars. For each domain, the file shall give the domainname, servername for each nameserver, registrarid, and updateddate.

B. Nameserver file. One file shall be provided reporting on the nameservers sponsored by all registrars. For each registered nameserver, the file shall give the servername, each ipaddress, registrarid, and updateddate.

C. Registrar file. A single file shall be provided reporting on the registrars sponsoring registered domains and nameservers. For each registrar, the following data elements shall be given: registrarid, registrar address, registrar telephone number, registrar e-mail address, whois server, referral URL, updateddate and the name, telephone number, and e-mail address of all the registrar’s administrative, billing, and technical contacts.

Format

The format for the above files shall be as specified by ICANN, after consultation with Registry Operator.

Procedures for Providing Access

The procedures for providing daily access shall be as mutually agreed by ICANN and Registry Operator. In the absence of an agreement, an up-to-date version (encrypted using a public key supplied by ICANN) of the files shall be placed at least once per day on a designated server and available for downloading by ICANN by Internet File Transfer Protocol.

.COM Agreement Appendix 6

Schedule of Reserved Names

Except to the extent that ICANN otherwise expressly authorizes in writing, the Registry Operator shall reserve names formed with the following labels from initial (i.e. other than renewal) registration within the TLD:

A. Labels Reserved at All Levels. The following names shall be reserved at the second level and at all other levels within the TLD at which Registry Operator makes registrations:

ICANN-related names:

•	aso

•	gnso

•	icann

•	internic

•	ccnso

IANA-related names:

•	afrinic

•	apnic

•	arin

•	example

•	gtld-servers

•	iab

•	iana

•	iana-servers

•	iesg

•	ietf

•	irtf

•	istf

•	lacnic

•	latnic

•	rfc-editor

•	ripe

•	root-servers

B. Additional Second-Level Reservations. In addition, the following names shall be reserved at the second level:

•	All single-character labels.

•

All two-character labels shall be initially reserved. The reservation of a two-character label string shall be released to the extent that the Registry Operator reaches agreement with the government and country-code manager, or the ISO 3166 maintenance agency, whichever appropriate. The Registry Operator may also propose release of these reservations based on its implementation of measures to avoid confusion with the corresponding country codes.

C. Tagged Domain Names. All labels with hyphens in the third and fourth character positions (e.g., “bq—1k2n4h4b” or “xn—ndk061n”)

D. Second-Level Reservations for Registry Operations. The following names are reserved for use in connection with the operation of the registry for the Registry TLD. They may be used by Registry Operator, but upon conclusion of Registry Operator’s designation as operator of the registry for the Registry TLD they shall be transferred as specified by ICANN:

•	nic

•	whois

•	www

.COM Agreement Appendix 7

Functional and Performance Specifications

These functional specifications for the Registry TLD consist of the following parts:

1. Verisign Registry Operator Registrar Protocol;

2. Supported initial and renewal registration periods;

3. Grace period policy;

4. Nameserver functional specifications;

5. Patch, update, and upgrade policy; and

6. Migration to Extensible Provisioning Protocol Plan.

7. Performance Specifications

1. Registry Operator Registrar Protocol

1.1 EXTENSIBLE PROVISIONING PROTOCOL

Registry Operator intends to implement the Extensible Provisioning Protocol (“EPP”) in conformance with the Proposed Standard and Informational RFCs 3730, 3731, 3732, 3733, 3734, 3735, and 3915 published by the Internet Engineering Task Force (“IETF”) and/or any successor standards, versions, modifications or additions thereto as Registry Operator deems reasonably necessary. Subject to the Migration to Extensible Provisioning Protocol Plan described in Section 6 below, Registry Operator will support EPP in conformance with the aforementioned standards. Implementation of EPP is subject to Registry Operator reasonably determining that (i) the standard can be implemented in a way that minimizes disruption to customers; and (ii) the standard provides a solution for which the potential advantages are reasonably justifiable when weighed against the costs that Registry Operator and its registrar customers would incur in implementing the new standard.

1.2 Registry Registrar Protocol

Subject to the Migration to Extensible Provisioning Protocol Plan described in Section 6 below, Registry Operator will support Registry Registrar Protocol (“RRP”) Version 2.1.2 in accordance with the patch, update, and upgrade policy below, or any successor standards, versions, upgrades, modifications or additions thereto as it deems reasonably necessary. Registry Operator will provide the current version of the protocol for download on its website by registrars.

2. Supported initial and renewal registration periods

a. Initial registrations of Registered Names (where available according to functional specifications and other requirements) may be made in the registry for terms of up to ten years.

b. Renewal registrations of Registered Names (where available according to functional specifications and other requirements) may be made in the registry for terms not to exceed a total of ten years.

c. Upon change of sponsorship of the registration of a Registered Name from one registrar to another, according to Part A of the ICANN Policy on Transfer of Registrations between Registrars, the term of registration of the Registered Name shall be extended by one year, provided that the maximum term of the registration as of the effective date of sponsorship change shall not exceed ten years.

d. The change of sponsorship of registration of Registered Names from one registrar to another, according to Part B of the ICANN Policy on Transfer of Registrations between Registrars shall not result in the extension of the term of the registrations and Registry Operator may assist in such change of sponsorship.

3. Grace period policy

This section describes Registry Operator’s practices for operational “Grace” and “Pending” periods, including relationships among sequential operations that occur within given time frames. A Grace Period refers to a specified number of calendar days following a Registry operation in which a domain action may be reversed and a credit may be issued to a registrar. Relevant registry operations in this context are:

•	Registration of a new domain,

•	Extension of an existing domain,

•	Auto-Renew of an existing domain;

•	Transfer of an existing domain; and

•	Deletion of an existing domain.

Extension of a registration period is accomplished using the RRP or EPP RENEW command or by auto-renewal; registration is accomplished using the RRP ADD command or the EPP CREATE command; deletion/removal is accomplished using the RRP DEL command or the EPP DELETE command; transfer is accomplished using the RRP or EPP TRANSFER command or, where ICANN approves a bulk transfer under Part B of the ICANN Policy on Transfer of Registrations between Registrars, using the procedures specified in that Part. Restore is accomplished using the RRP RESTORE command or EPP UPDATE command.

There are five grace periods provided by Registry Operator’s Shared Registration System: Add Grace Period, Renew/Extend Grace Period, Auto-Renew Grace Period, Transfer Grace Period, and Redemption Grace Period.

A Pending Period refers to a specified number of calendar days following a Registry operation in which final Registry action is deferred before the operation may be completed. Relevant Registry operations in this context are:

•	Transfer of an existing domain,

•	Deletion of an existing domain, and

•	Restore of a domain name in Redemption Grace Period.

3.1 Grace Periods

3.1.1 Add Grace Period

The Add Grace Period is a specified number of calendar days following the initial registration of a domain. The current value of the Add Grace Period for all registrars is five calendar days. If a Delete, Extend (RRP or EPP Renew command), or Transfer operation occurs within the five calendar days, the following rules apply:

Delete. If a domain is deleted within the Add Grace Period, the sponsoring Registrar at the time of the deletion is credited for the amount of the registration; provided, however, that Registry Operator shall have the right to charge Registrars a fee as may be set forth in its Registry-Registrar Agreement for disproportionate deletes during the Add Grace Period. The domain is deleted from the Registry database and is immediately available for registration by any Registrar. See Section 3.2 for a description of overlapping grace period exceptions.

Extend (RRP or EPP Renew command). If a domain is extended within the Add Grace Period, there is no credit for the add. The expiration date of the domain registration is extended by the number of years, up to a total of ten years, as specified by the registrar’s requested Extend operation.

Transfer (other than ICANN-approved bulk transfer). Transfers under Part A of the ICANN Policy on Transfer of Registrations between Registrars may not occur during the Add Grace Period or at any other time within the first 60 days after the initial registration. Enforcement is the responsibility of the Registrar sponsoring the domain name registration and is enforced by the SRS.

Bulk Transfer (with ICANN approval). Bulk transfers with ICANN approval may be made during the Add Grace Period according to the procedures in Part B of the ICANN Policy on Transfer of Registrations between Registrars. The expiration dates of transferred registrations are not affected. The losing Registrar’s account is charged for the initial add.

3.1.2 Renew/Extend Grace Period

The Renew/Extend Grace Period is a specified number of calendar days following the renewal/extension of a domain name registration period through an RRP Command Renew. The current value of the Renew/Extend Grace Period is five calendar days. If a Delete, Extend, or Transfer occurs within that five calendar days, the following rules apply:

Delete. If a domain is deleted within the Renew/Extend Grace Period, the sponsoring Registrar at the time of the deletion receives a credit of the renew/extend fee. The domain immediately goes into the Redemption Grace Period. See Section 3.2 for a description of overlapping grace period exceptions.

Extend (RRP Command “Renew”). A domain can be extended within the Renew/Extend Grace Period for up to a total of ten years. The account of the sponsoring Registrar at the time of the additional extension will be charged for the additional number of years the registration is extended.

Transfer (other than ICANN-approved bulk transfer). If a domain is transferred within the Renew/Extend Grace Period, there is no credit. The expiration date of the domain registration is extended by one year and the years added as a result of the Extend remain on the domain name up to a total of 10 years.

Bulk Transfer (with ICANN approval). Bulk transfers with ICANN approval may be made during the Renew/Extend Grace Period according to the procedures in Part B of the ICANN Policy on Transfer of Registrations between Registrars. The expiration dates of transferred registrations are not affected. The losing Registrar’s account is charged for the Renew/Extend operation.

3.1.3 Auto-Renew Grace Period

The Auto-Renew Grace Period is a specified number of calendar days following an auto-renewal. An auto-renewal occurs if a domain name registration is not renewed by the expiration date; in this circumstance the registration will be automatically renewed by the system the first day after the expiration date. The current value of the Auto-Renew Grace Period is 45 calendar days. If a Delete, Extend, or Transfer occurs within the Auto-Renew Grace Period, the following rules apply:

Delete. If a domain is deleted within the Auto-Renew Grace Period, the sponsoring Registrar at the time of the deletion receives a credit of the Auto-Renew fee. The domain immediately goes into the Redemption Grace Period. See Section 3.2 for a description of overlapping grace period exceptions.

Extend. A domain can be extended within the Auto-Renew Grace Period for up to a total of ten years. The account of the sponsoring Registrar at the time of the additional extension will be charged for the additional number of years the registration is extended.

Transfer (other than ICANN-approved bulk transfer). If a domain is transferred within the Auto-Renew Grace Period, the losing Registrar is credited with the Auto-Renew charge and the year added by the Auto-Renew operation is cancelled. The expiration date of the domain is extended by one year up to a total maximum of ten and the gaining Registrar is charged for that additional year, even in cases where a full year is not added because of the 10-year registration term maximum limitation.

Bulk Transfer (with ICANN approval). Bulk transfers with ICANN approval may be made during the Auto-Renew Grace Period according to the procedures in Part B of the ICANN Policy on Transfer of Registrations between Registrars. The expiration dates of transferred registrations are not affected. The losing Registrar’s account is charged for the Auto-Renew.

3.1.4 Transfer Grace Period

The Transfer Grace Period is a specified number of calendar days following the transfer of a domain according to Part A of the ICANN Policy on Transfer of Registrations between Registrars. The current value of the Transfer Grace Period is five calendar days. If a Delete, Extend, or Transfer occurs within that five calendar days, the following rules apply:

Delete. If a domain is deleted within the Transfer Grace Period, the sponsoring Registrar at the time of the deletion receives a credit of the transfer fee. The domain immediately goes into the Redemption Grace Period. See Section 3.2 for a description of overlapping grace period exceptions.

Extend. If a domain registration is extended within the Transfer Grace Period, there is no credit for the transfer. The Registrar’s account will be charged for the number of years the registration is extended. The expiration date of the domain registration is extended by the number of years, up to a maximum of ten years, as specified by the registrar’s requested Extend operation.

Transfer (other than ICANN-approved bulk transfer). If a domain is transferred within the Transfer Grace Period, there is no credit. The expiration date of the domain registration is extended by one year up to a maximum term of ten years. The ICANN Policy on Transfer of Registrations between Registrars does not allow transfers within the first 60 days after another transfer has occurred; it is registrars’ responsibility to enforce this restriction.

Bulk Transfer (with ICANN approval). Bulk transfers with ICANN approval may be made during the Transfer Grace Period according to the procedures in Part B of the ICANN Policy on Transfer of Registrations between Registrars. The expiration dates of transferred registrations are not affected. The losing Registrar’s account is charged for the Transfer operation that occurred prior to the Bulk Transfer.

3.1.5 Bulk Transfer Grace Period

There is no grace period associated with Bulk Transfer operations. Upon completion of the Bulk Transfer, any associated fee is not refundable.

3.1.6 Redemption Grace Period

A domain name is placed in REDEMPTIONPERIOD status when a registrar requests the deletion of a domain that is not within the Add Grace Period. A name that is in REDEMPTIONPERIOD status will not be included in the zone file. A registrar can not modify or purge a domain in REDEMPTIONPERIOD status. The only action a registrar can take on a domain in REDEMPTIONPERIOD is to request that it be restored. Any other registrar requests to modify or otherwise update the domain will be rejected. Unless restored, the domain will be held in REDEMPTIONPERIOD status for a specified number of calendar days. The current length of this Redemption Period is 30 calendar days.

3.2 Overlapping Grace Periods

If an operation is performed that falls into more that one grace period, the actions appropriate for each grace period apply (with some exceptions as noted below).

•

If a domain is deleted within the Add Grace Period and the Extend Grace Period, then the Registrar is credited the registration and extend amounts, taking into account the number of years for which the registration and extend were done.

•	If a domain is auto-renewed, then extended, and then deleted within the Extend Grace Period, the registrar will be credited for any Auto-Renew fee charged and the number of years for the extension.

3.2.1 Overlap Exception

•	If a domain registration is extended within the Transfer Grace Period, then the current Registrar’s account is charged for the number of years the registration is extended.

Note: If several billable operations, including a transfer, are performed on a domain and the domain is deleted within the grace periods of each of those operations, only those operations that were performed after the latest transfer, including the latest transfer, are credited to the current Registrar.

3.3 Pending Periods

3.3.1 Transfer Pending Period

The Transfer Pending Period is a specified number of calendar days following a request from a registrar (registrar A) to transfer a domain in which the current registrar of the domain (registrar B) may explicitly approve or reject the transfer request. The current value of the Transfer Pending Period is five calendar days for all registrars. The transfer will be finalized upon receipt of explicit approval or rejection from the current registrar (registrar B). If the current registrar (registrar B) does not explicitly approve or reject the request initiated by registrar A, the registry will approve the request automatically after the end of the Transfer Pending Period. During the Transfer Pending Period:

a. RRP or EPP TRANSFER request or RRP or EPP RENEW request is denied.

b. SYNC is not allowed.

c. RRP DEL or EPP DELETE request is denied.

d. Bulk Transfer operations are allowed.

e. RRP MOD or EPP UPDATE request is denied.

After a transfer of a domain, the RRP or EPP TRANSFER request may be denied for 60 days.

3.3.2 Pending Delete Period

A domain name is placed in PENDING DELETE status if it has not been restored during the Redemption Grace Period. A name that is in PENDING DELETE status will not be included in the zone file. All registrar requests to modify or otherwise update a domain in PENDING DELETE status will be rejected. A domain name is purged from the registry database a specified number of calendar days after it is placed in PENDING DELETE status. The current length of this Pending Delete Period is five calendar days.

4. Nameserver functional specifications

Nameserver operations for the Registry TLD shall comply with RFCs 1034, 1035, and 2182.

5. Patch, update, and upgrade policy

Registry Operator may issue periodic patches, updates or upgrades to the Software, RRP/EPP or APIs (“Licensed Product”) licensed under the Registry-Registrar Agreement (the “Agreement”) that will enhance functionality or otherwise improve the Shared Registration System under the Agreement. For the purposes of this Part 5 of Appendix 7, the following terms have the associated meanings set forth herein.

1. A “Patch” means minor modifications to the Licensed Product made by Registry Operator during the performance of error correction services. A Patch does not constitute a Version.

2. An “Update” means a new release of the Licensed Product which may contain error corrections, minor enhancements, and, in certain circumstances, major enhancements, and which is indicated by a change in the digit to right of the decimal point in the version number of the Licensed Product.

3. An “Upgrade” means a new release of the Licensed Product which involves the addition of substantial or substantially enhanced functionality and which is indicated by a change in the digit to the left of the decimal point in the version of the Licensed Product.

4. A “Version” means the Licensed Product identified by any single version number.

Each Update and Upgrade causes a change in version.

•	Patches do not require corresponding changes to client applications developed, implemented, and maintained by each registrar.

•	Updates may require changes to client applications by each registrar in order to take advantage of the new features and/or capabilities and continue to have access to the Shared Registration System.

•	Upgrades require changes to client applications by each registrar in order to take advantage of the new features and/or capabilities and continue to have access to the Shared Registration System.

Registry Operator, in its sole discretion, will deploy Patches during scheduled and announced Shared Registration System maintenance periods.

For Updates and Upgrades, Registry Operator will give each registrar notice prior to deploying the Updates and Upgrades into the production environment. The notice shall be at least ninety (90) days. Such notice will include an initial notice before deploying the Update that requires changes to client applications or the Upgrade into the Operational Test and Evaluation (“OT&E”) environment to which all registrars have access. Registry Operator will maintain the Update or Upgrade in the OT&E environment for at least thirty (30) days, to allow each registrar the opportunity to modify its client applications and complete testing, before implementing the new code in the production environment.

This notice period shall not apply in the event Registry Operator’s system is subject to the imminent threat of a failure or a material security threat, the discovery of a major security vulnerability, or a Denial of Service (DoS) attack where the Registry Operator’s systems are rendered inaccessible by being subject to:

i)	excessive levels of data traffic

ii)	unauthorized traffic

iii)	data traffic not conforming to the protocols used by the Registry

6. Migration to Extensible Provisioning Protocol Plan

Support of RRP and EPP:

Subject to this Section 6, Registry Operator will support the RRP as a “thin” registry. Registry Operator will continue to support RRP until all impacted registrars have migrated to EPP, but in no event later than 18 months after the deployment date of EPP unless otherwise agreed upon in writing by Registry Operator.

Dual RRP and EPP Operations:

1.	Registry Operator will provide an extended period for impacted registrars to transition from RRP to EPP on a timeframe acceptable to registrars, but in no event later than18 months after the deployment date of EPP unless otherwise agreed upon in writing by Registry Operator.

2.	Registry Operator’s RRP implementation will be completely replaced by EPP on a date determined jointly by Registry Operator, ICANN, and the registrar community, which date shall not be later than 18 months after the deployment date of EPP unless otherwise agreed upon in writing by Registry Operator.

3.	Registry Operator’s EPP implementation will not support the use of authinfo codes to verify transfers until all registrars have migrated to EPP.

7. Performance Specifications

For purposes of this Section 7, “DNS Name Server” means the service complying with RFC 1034 made available on TCP/UDP port 53 on Registry Operator’s selected servers; “Round-trip” means the amount of time that it takes for a remote nameserver to respond to queries; “Core Internet Service Failure” means extraordinary and identifiable events beyond the control of Registry Operator affecting the Internet services to be measured pursuant to this section, including but not limited, to congestion collapse, partitioning, power grid failures, and routing failures; DNS Name Server unavailability shall mean less than four (4) sites on the Registry Operator’s constellation are returning answers to queries with less than 2% packet loss averaged over a Monthly Timeframe; and “Monthly Timeframe” means each single calendar month beginning and ending at 0000 Coordinated Universal Time (UTC). The requirements in this Section 7 set forth below are not matters subject to SLA Credits under the Service Level Agreement set forth on Appendix 10 or obligations upon which a breach by Registry Operator of the Registry Agreement may be asserted.

A. Cross-Network Name Server Performance Requirements. The committed performance specification for cross-network name server performance is a measured Round-trip of under 300 milliseconds and measured packet loss of under 10% over the course of a Monthly Timeframe. Cross-network name server performance measurements may be conducted by ICANN, pursuant to the terms of confidentiality agreements executed both by ICANN and its employee or consultant conducting the testing, in the following manner:

1. The measurements may be conducted by sending strings of DNS request packets from each of four measuring locations to each of the .com DNS Name Servers and observing the responses from the .com DNS Name Servers. (These strings of requests and responses are referred to as a “CNNP Test”.) The measuring locations will be four root name server locations on the US East Coast, US West Coast, Asia, and Europe.

2. Each string of request packets will consist of 100 UDP packets at 10 second intervals requesting nameserver records for arbitrarily selected .com second-level domains, preselected to ensure that the names exist in the Registry TLD and are resolvable. The packet loss (i.e. the percentage of response packets not received) and the average Round-trip time for response packets received may be noted.

3. To meet the packet loss and Round-trip requirements for a particular CNNP Test, all three of the following must be true:

(a) The Round-trip and packet loss from each measurement location to at least one .com name server must not exceed the required values;

(b) The packet loss to each of the .com name servers from at least one of the measurement locations must not exceed the required value; and

(c) Any failing CNNP Test result obtained during an identified Core Internet Service Failure shall not be considered.

4. To ensure a properly diverse testing sample, ICANN will conduct the CNNP Tests at varying times (i.e. at different times of the day, as well as on different days of the week). Registry Operator may only be deemed to have persistently failed to meet the cross-network name server performance requirement only if the .com DNS Name Servers fail the CNNP Tests (see Section 7.3 above) with no less than three consecutive failed CNNP Tests.

5. In the event of persistent failure ( defined as failure of three consecutive tests) of the CNNP Tests, ICANN will give Registry Operator written notice of the failures (with backup data) and Registry Operator will have sixty days to cure the failure.

6. Sixty days prior to the commencement of testing under this provision, ICANN will provide Registry Operator with the opportunity to evaluate the testing tools, root name server locations and procedures to be used by ICANN. In the event that Registry Operator does not approve of such tools and procedures, ICANN will work directly with Registry Operator to make necessary modifications.

7. ICANN will provide written notification to Registry Operator of the results of any testing within 5 days of completion of testing, including the method used for testing, administrator used to conduct the test and the location of testing. Within 30 days of receipt of notice the testing results, Registry Operator may request that the test be re-administered in the presence of a Registry Operator employee. This second test must be administered within 30 days of Registry Operator’s request.

B. Service Availability—DNS Name Server = 100% per Monthly Timeframe. Service Availability as it applies to the DNS Name Server refers to the ability of the DNS Name Server to resolve a DNS query from an Internet user. DNS Name Server unavailability will be logged with the Registry Operator as Unplanned Outage Minutes. Registry Operator will log DNS Name Server unavailability when such unavailability is detected by VeriSign monitoring tools. Any DNS Name Server unavailability occurring during an identified Core Internet Service Failure shall not be considered.

Monthly Metric	Requirement
Total outage	8 hours
Unplanned outage	4 hours
Major upgrade outage	12 hours (two allocated per year)
Check domain average	3 seconds
Add domain average	5 seconds

.COM Agreement Appendix 8

Registry-Registrar Agreement

This Registry-Registrar Agreement (the “Agreement”) is dated as of                     ,          (“Effective Date”) by and between VeriSign, Inc., a Delaware corporation, with a place of business located at 21345 Ridgetop Circle, Dulles, , Virginia 20166 (“VNDS”), and                                         , a                                          corporation, with its principal place of business located at                                                               (“Registrar”). VNDS and Registrar may be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, multiple registrars provide Internet domain name registration services within the .COM top-level domain wherein VNDS operates and maintains certain TLD servers and zone files;

WHEREAS, Registrar wishes to register second-level domain names in the multiple registrar system for the .COM TLD.

NOW, THEREFORE, for and in consideration of the mutual promises, benefits and covenants contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, VNDS and Registrar, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

1.1. “DNS” refers to the Internet domain name system.

1.2. “ICANN” refers to the Internet Corporation for Assigned Names and Numbers.

1.3. “IP” means Internet Protocol.

1.4. “Registered Name” refers to a domain name within the domain of the Registry TLD, whether consisting of two or more (e.g., john.smith.name) levels, about which VNDS or an affiliate engaged in providing registry services maintains data in a registry database, arranges for such maintenance, or derives revenue from such maintenance. A name in a registry database may be a Registered Name even though it does not appear in a TLD zone file (e.g., a registered but inactive name).

1.5. “Registry TLD” means the .COM TLD.

1.6. The “System” refers to the multiple registrar system operated by VNDS for registration of Registered Names in the Registry TLD.

1.7. A “TLD” is a top-level domain of the DNS.

1.8. The “Licensed Product” refers to the intellectual property required to access the Supported Protocol, and to the APIs, and software, collectively.

1.9. “EPP” means the Extensible Provisioning Protocol.

1.10. “RRP” means the Registry Registrar Protocol.

1.11. “Supported Protocol” means VNDS’s implementation of RRP, EPP, or any successor protocols supported by the System.

2. OBLIGATIONS OF THE PARTIES

2.1. System Operation and Access. Throughout the Term of this Agreement, VNDS shall operate the System and provide Registrar with access to the System to transmit domain name registration information for the Registry TLD to the System.

2.2. Distribution of RRP, EPP, APIs and Software. No later than three business days after the Effective Date of this Agreement, VNDS shall make available to Registrar (i) full documentation of the Supported Protocol, (ii) “C” and/or “Java” application program interfaces (“APIs”) to the Supported Protocol with documentation, and (iii) reference client software (“Software”) that will allow Registrar to develop its system to register second-level domain names through the System for the Registry TLD. If VNDS elects to modify or upgrade the APIs and/or Supported Protocol, VNDS shall provide updated APIs to the Supported Protocol with documentation and updated Software to Registrar promptly as such updates become available.

2.3. Registrar Responsibility for Customer Support. Registrar shall be responsible for providing customer service (including domain name record support), billing and technical support, and customer interface to accept customer (the “Registered Name Holder”) orders.

2.4. Data Submission Requirements. As part of its registration and sponsorship of Registered Names in the Registry TLD, Registrar shall submit complete data as required by technical specifications of the System that are made available to Registrar from time to time.

2.5. License. Registrar grants VNDS as Registry a non-exclusive nontransferable worldwide limited license to the data elements consisting of the Registered Name, the IP addresses of nameservers, and the identity of the registering registrar for propagation of and the provision of authorized access to the TLD zone files or as otherwise required or permitted by VNDS’s Registry Agreement with ICANN concerning the operation of the Registry TLD, as may be amended from time to time.

2.6. Registrar’s Registration Agreement and Domain Name Dispute Policy.

Registrar shall have in effect an electronic or paper registration agreement with the Registered Name Holder. The initial form of Registrar’s registration agreement is attached as Exhibit A (which may contain multiple alternative forms of the registration agreement). Registrar may from time to time amend its form(s) of registration agreement or add alternative forms of registration agreement, provided a copy of the amended or alternative registration agreement is made available to VNDS in advance of the use of such amended registration agreement. Registrar shall include in its registration agreement those terms required by this Agreement and other terms that are consistent with Registrar’s obligations to VNDS under this Agreement. Registrar shall have developed and employ in its domain name registration business a domain name dispute policy, a copy of which is attached to this Agreement as Exhibit B (which may be amended from time to time by Registrar, provided a copy is made available to VNDS in advance of any such amendment).

2.7. Secure Connection. Registrar agrees to develop and employ in its domain name registration business all necessary technology and restrictions to ensure that its connection to the System is secure. All data exchanged between Registrar’s system and the System shall be protected to avoid unintended disclosure of information. Each RRP or EPP session shall be authenticated and encrypted using two-way secure socket layer (“SSL”) protocol. Registrar agrees to authenticate every RRP or EPP client connection with the System using both an X.509 server certificate issued by a commercial Certification Authority identified by the Registry and its Registrar password, which it shall disclose only to its employees with a need to know. Registrar agrees to notify Registry within four hours of learning that its Registrar password has been compromised in any way or if its server certificate has been revoked by the issuing Certification Authority or compromised in any way.

2.7.1 Authorization Codes. At such time as Registrar employs EPP, Registrar shall not provide identical Registrar-generated authorization <authinfo> codes for domain names registered by different registrants with the same Registrar. VNDS in its sole discretion may choose to modify <authinfo> codes for a given domain and shall notify the sponsoring registrar of such modifications via EPP compliant mechanisms (i.e. EPP<poll> or EPP<domain:Info>). Documentation of these mechanisms shall be made available to Registrar by VNDS. The Registrar shall provide the Registered Name Holder with timely access to the authorization code along with the ability to modify the authorization code. Registrar shall respond to any inquiry by a Registered Name Holder regarding access to and/or modification of an authorization code within ten (10) calendar days.

2.8. Domain Name Lookup Capability. Registrar agrees to employ in its domain name registration business VNDS’s registry domain name lookup capability to determine if a requested domain name is available or currently unavailable for registration.

2.9. Transfer of Sponsorship of Registrations. Registrar agrees to implement transfers of Registered Name registrations from another registrar to Registrar and vice versa pursuant to the Policy on Transfer of Registrations Between Registrars as may be amended from time to time by ICANN (the “Transfer Policy”).

2.10. Time. Registrar agrees that in the event of any dispute concerning the time of the entry of a domain name registration into the registry database, the time shown in the VNDS records shall control.

2.11. Compliance with Operational Requirements. Registrar agrees to comply with, and shall include in its registration agreement with each Registered Name Holder as appropriate, operational standards, policies, procedures, and practices for the Registry TLD established from time to time by VNDS in a non-arbitrary manner and applicable to all registrars (“Operational Requirements”), including affiliates of VNDS, and consistent with VNDS’s Registry Agreement with ICANN, as applicable, upon VNDS’s notification to Registrar of the establishment of those terms and conditions.

2.12. Resolution of Technical Problems. Registrar agrees to employ necessary employees, contractors, or agents with sufficient technical training and experience to respond to and fix all technical problems concerning the use of the Supported Protocol and the APIs in conjunction with Registrar’s systems. Registrar agrees that in the event of significant degradation of the System or other emergency, or upon Registrar’s violation of Operational Requirements, VNDS may, in its sole discretion, temporarily suspend or restrict access to the System. Such temporary suspensions or restrictions shall be applied in a nonarbitrary manner and shall apply fairly to any registrar similarly situated, including affiliates of VNDS.

2.13. Prohibited Domain Name Registrations. In addition to complying with ICANN standards, policies, procedures, and practices limiting domain names that may be registered, Registrar agrees to comply with applicable statutes and regulations limiting the domain names that may be registered.

2.14. Indemnification Required of Registered Name Holders. In its registration agreement with each Registered Name Holder, Registrar shall require each Registered Name holder to indemnify, defend and hold harmless VNDS, and its directors, officers, employees, agents, and affiliates from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses arising out of or relating to the Registered Name holder’s domain name registration.

3. LICENSE

3.1. License Grant. Subject to the terms and conditions of this Agreement, VNDS hereby grants Registrar and Registrar accepts a non-exclusive, nontransferable, worldwide limited license to use for the Term and purposes of this Agreement the Licensed Product, as well as updates and redesigns thereof, to provide domain name registration services in the Registry TLD only and for no other purpose. The Licensed Product, as well as updates and redesigns thereof, will enable Registrar to register domain names in the Registry TLD with the Registry on behalf of its Registered Name Holders. Registrar, using the Licensed Product, as well as updates and redesigns thereof, will be able to invoke the following operations on the System: (i) check the availability of a domain name, (ii) register a domain name, (iii) re-register a domain name, (iv) cancel the registration of a domain name it has registered, (v) update the nameservers of a domain name, (vi) transfer a domain name from another registrar to itself with proper authorization, (vii) query a domain name registration record, (viii) register a nameserver, (ix) update the IP addresses of a nameserver, (x) delete a nameserver, (xi) query a nameserver, and (xii) establish and end an authenticated session.

3.2. Limitations on Use. Notwithstanding any other provisions in this Agreement, except with the written consent of VNDS, Registrar shall not: (i) sublicense the Licensed Product or otherwise permit any use of the Licensed Product by or for the benefit of any party other than Registrar, (ii) publish, distribute or permit disclosure of the Licensed Product other than to employees, contractors, and agents of Registrar for use in Registrar’s domain name registration business, (iii) decompile, reverse engineer, copy or re-engineer the Licensed Product for any unauthorized purpose, (iv) use or permit use of the Licensed Product in violation of any federal, state or local rule, regulation or law, or for any unlawful purpose. Registrar agrees to employ the necessary measures to prevent its access to the System granted hereunder from being used to (i) allow, enable, or otherwise support the transmission by e-mail, telephone, or facsimile of mass unsolicited, commercial advertising or solicitations to entities other than Registrar’s customers; or (ii) enable high volume, automated, electronic processes that send queries or data to the systems of VNDS or any ICANN-Accredited Registrar, except as reasonably necessary to register domain names or modify existing registrations.

3.3. Changes to Licensed Materials. VNDS may from time to time replace or make modifications to the Licensed Product licensed hereunder. In the event of a change in the Supported Protocol from RRP to EPP, Registrar shall migrate to, or implement, such Supported Protocols within eighteen (18) months of notice of such modification. For all other changes, VNDS will provide Registrar with at least ninety (90) days notice prior to the implementation of any material changes to the Supported Protocol, APIs or software licensed hereunder.

4. SUPPORT SERVICES

4.1. Engineering Support. VNDS agrees to provide Registrar with reasonable engineering telephone support (between the hours of 9 a.m. to 5 p.m. EST or at such other times as may be mutually agreed upon) to address engineering issues arising in connection with Registrar’s use of the System.

4.2. Customer Service Support. During the Term of this Agreement, VNDS will provide reasonable telephone and e-mail customer service support to Registrar, not Registered Name Holder or prospective customers of Registrar, for nontechnical issues solely relating to the System and its operation. VNDS will provide Registrar with a telephone number and e-mail address for such support during implementation of the Supported Protocol, APIs and Software. First-level telephone support will be available on a 7-day/24-hour basis. VNDS will provide a web-based customer service capability in the future and such web-based support will become the primary method of customer service support to Registrar at such time.

5. FEES

5.1. Registration Fees.

(a) Registrar agrees to pay VNDS the non-refundable fees set forth in Exhibit D for initial and renewal registrations and other services provided by VNDS (collectively, the “Registration Fees”).

(b) VNDS reserves the right to adjust the Registration Fees, provided that any price increase shall be made only upon six (6) months prior notice to Registrar, and provided that such adjustments are consistent with VNDS’s Registry Agreement with ICANN.

(c) Registrars shall provide VNDS a payment security comprised of an irrevocable letter of credit, cash deposit account or other acceptable credit terms agreed by the Parties (the “Payment Security”). VNDS will invoice Registrar monthly in arrears for each month’s Registration Fees. All Registration Fees are due immediately upon receipt of VNDS’s invoice and shall be secured by the Payment Security. If Registrar’s Payment Security is depleted, registration of domain names for the Registrar will be suspended and new registrations will not be accepted until the Payment Security is replenished.

5.2. Change in Registrar Sponsoring Domain Name. Registrar may assume sponsorship of a Registered Name Holder’s existing domain name registration from another registrar by following the Transfer Policy.

(a) For each transfer of the sponsorship of a domain-name registration under the Transfer Policy, Registrar agrees to pay VNDS the renewal registration fee associated with a one-year extension, as set forth above. The losing registrar’s Registration Fees will not be refunded as a result of any such transfer.

(b) For a transfer approved by ICANN under Part B of the Transfer Policy, Registrar agrees to pay VNDS US $0 (for transfers of 50,000 names or fewer) or US $50,000 (for transfers of more than 50,000 names).

Fees under this Section 5.2 shall be due immediately upon receipt of VNDS’s invoice pursuant to the Payment Security.

5.3. Charges for ICANN Fees. Registrar agrees to pay to VNDS, within ten (10) days of VNDS’s invoice, any variable registry-level fees paid by VNDS to ICANN, which fees shall be secured by the Payment Security. The fee will consist of two components; each component will be calculated by ICANN for each registrar:

(a) The transactional component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year but shall not exceed US$0.25.

(b) The per-registrar component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year, but the sum of the per registrar fees calculated for all registrars shall not exceed the total Per-Registrar Variable funding established pursuant to the approved 2004-2005 ICANN Budget.

5.4. Non-Payment of Fees. Timely payment of fees owing under this Section 5 is a material condition of performance under this Agreement. In the event that Registrar fails to pay its fees within five (5) days of the date when due, VNDS may: (i) stop accepting new initial or renewal registrations from Registrar; (ii) delete the domain names associated with invoices not paid in full from the Registry database; (iii) give written notice of termination of this Agreement pursuant to Section 6.1(b) below; and (iv) pursue any other remedy under this Agreement.

6. MISCELLANEOUS

6.1. Term of Agreement and Termination.

(a) Term of the Agreement; Revisions. The duties and obligations of the Parties under this Agreement shall apply from the Effective Date through and including the last day of the calendar month sixty (60) months from the Effective Date (the “Initial Term”). Upon conclusion of the Initial Term, all provisions of this

Agreement will automatically renew for successive five (5) year renewal periods until the Agreement has been terminated as provided herein, Registrar elects not to renew, or VNDS ceases to operate the registry for the Registry TLD. In the event that revisions to VNDS’s Registry-Registrar Agreement are approved or adopted by ICANN, Registrar shall have thirty (30) days from the date of notice of any such revision to review, comment on, and execute an amendment substituting the revised agreement in place of this Agreement, or Registrar may, at its option exercised within such thirty (30) day period, terminate this Agreement immediately by giving written notice to VNDS; provided, however, that in the event VNDS does not receive such executed amendment or notice of termination from Registrar within such thirty (30) day period of the date of the notice, Registrar shall be deemed to have executed such amendment as of the thirty-first (31st) day after the date of the notice.

(b) Termination For Cause. In the event that either Party materially breaches any term of this Agreement including any of its representations and warranties hereunder and such breach is not substantially cured within thirty (30) calendar days after written notice thereof is given by the other Party, then the nonbreaching Party may, by giving written notice thereof to the other Party, terminate this Agreement as of the date specified in such notice of termination.

(c) Termination at Option of Registrar. Registrar may terminate this Agreement at any time by giving VNDS thirty (30) days notice of termination.

(d) Termination Upon Loss of Registrar’s Accreditation. This Agreement shall terminate in the event Registrar’s accreditation for the Registry TLD by ICANN, or its successor, is terminated or expires without renewal.

(e) Termination in the Event that Successor Registry Operator is Named. This Agreement shall terminate in the event that the U.S. Department of Commerce or ICANN, as appropriate, designates another entity to operate the registry for the Registry TLD.

(f) Termination in the Event of Bankruptcy. Either Party may terminate this Agreement if the other Party is adjudged insolvent or bankrupt, or if proceedings are instituted by or against a Party seeking relief, reorganization or arrangement under any laws relating to insolvency, or seeking any assignment for the benefit of creditors, or seeking the appointment of a receiver, liquidator or trustee of a Party’s property or assets or the liquidation, dissolution or winding up of a Party’s business.

(g) Effect of Termination. Upon expiration or termination of this Agreement, VNDS will, to the extent it has the authority to do so, complete the registration of all domain names processed by Registrar prior to the date of such expiration or termination, provided that Registrar’s payments to VNDS for Registration Fees are current and timely. Immediately upon any expiration or termination of this

Agreement, Registrar shall (i) transfer its sponsorship of Registered Name registrations to another licensed registrar(s) of the Registry, in compliance with Part B of the Transfer Policy, or any other procedures established or approved by the U.S. Department of Commerce or ICANN, as appropriate, and (ii) either return to VNDS or certify to VNDS the destruction of all data, software and documentation it has received under this Agreement.

(h) Survival. In the event of termination of this Agreement, the following shall survive: (i) Sections 2.5, 2.6, 2.14, 6.1(g), 6.2, 6.6, 6.7, 6.10, 6.12, 6.13, 6.14, and 6.16; (ii) the Registered Name Holder’s obligations to indemnify, defend, and hold harmless VNDS, as stated in Section 2.14; and (iii) Registrar’s payment obligations as set forth in Section 5 with respect to fees incurred during the term of this Agreement. Neither Party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms but each Party shall be liable for any damage arising from any breach by it of this Agreement.

6.2. No Third Party Beneficiaries; Relationship of the Parties. This Agreement does not provide and shall not be construed to provide third parties (i.e., non-parties to this Agreement), including any Registered Name Holder, with any remedy, claim, cause of action or privilege. Nothing in this Agreement shall be construed as creating an employer-employee or agency relationship, a partnership or a joint venture between the Parties.

6.3. Force Majeure. Neither Party shall be responsible for any failure to perform any obligation or provide service hereunder because of any Act of God, strike, work stoppage, governmental acts or directives, war, riot or civil commotion, equipment or facilities shortages which are being experienced by providers of telecommunications services generally, or other similar force beyond such Party’s reasonable control.

6.4. Further Assurances. Each Party hereto shall execute and/or cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

6.5. Amendment in Writing. Except as otherwise provided in this Agreement, any amendment or supplement to this Agreement shall be in writing and duly executed by both Parties. Any new services approved by ICANN and purchased by Registrar will be subject to such terms and conditions as may be established by VNDS through an appendix to this Agreement executed by Registrar and VNDS.

6.6. Attorneys’ Fees. If any legal action or other legal proceeding (including arbitration) relating to the performance under this Agreement or the enforcement of any provision of this Agreement is brought against either Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

6.7. Dispute Resolution; Choice of Law; Venue. The Parties shall attempt to resolve any disputes between them prior to resorting to litigation. This Agreement is to be construed in accordance with and governed by the internal laws of the Commonwealth of Virginia, United States of America without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the Commonwealth of Virginia to the rights and duties of the Parties. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the eastern district of the Commonwealth of Virginia. Each Party to this Agreement expressly and irrevocably consents and submits to the jurisdiction and venue of each state and federal court located in the eastern district of the Commonwealth of Virginia (and each appellate court located in the Commonwealth of Virginia) in connection with any such legal proceeding.

6.8. Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, by e-mail or by telecopier during business hours) to the address or telecopier number set forth beneath the name of such Party below, unless party has given a notice of a change of address in writing:

if to Registrar:

with a copy to:

if to VNDS:

General Counsel

VeriSign, Inc.

487 E. Middlefield Road

Mountain View, California 94043

Telephone: 1/650/961/7500

Facsimile:1/650/426/5113; and

General Manager

VeriSign Naming and Directory Services

21345 Ridgetop Circle

Dulles, Virginia 20166

Telephone: 1/703/948/3200

Facsimile: 1/703/421/4873; and

Associate General Counsel

VeriSign, Inc.

21355 Ridgetop Circle

Dulles, VA 20166

Telephone: 1/703/948/3200

Facsimile: 1/703/450/7492

6.9. Assignment/Sublicense. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of and be binding upon, the successors and permitted assigns of the Parties hereto. Registrar shall not assign, sublicense or transfer its rights or obligations under this Agreement to any third person without the prior written consent of VNDS.

6.10. Use of Confidential Information. The Parties’ use and disclosure of Confidential Information disclosed hereunder are subject to the terms and conditions of the Parties’ Confidentiality Agreement (Exhibit C) that will be executed contemporaneously with this Agreement. Registrar agrees that the RRP, APIs and Software are the Confidential Information of VNDS.

6.11. Delays or Omissions; Waivers. No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.12. Limitation of Liability. IN NO EVENT WILL VNDS BE LIABLE TO

REGISTRAR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES RESULTING FROM LOSS OF PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF VNDS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.13. Construction. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

6.14. Intellectual Property. Subject to Section 2.5 above, each Party will continue to independently own its intellectual property, including all patents, trademarks, trade names, service marks, copyrights, trade secrets, proprietary processes and all other forms of intellectual property.

6.15. Representations and Warranties

(a) Registrar. Registrar represents and warrants that: (1) it is a corporation duly incorporated, validly existing and in good standing under the law of the                             , (2) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, (3) it is, and during the Term of this Agreement will continue to be, accredited by ICANN or its successor, pursuant to an accreditation agreement dated after November 4, 1999, (4) the execution, performance and delivery of this Agreement has been duly authorized by Registrar, (5) no further approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by Registrar in order for it to enter into and perform its obligations under this Agreement, and (6) Registrar’s Surety Instrument provided hereunder is a valid and enforceable obligation of the surety named on such Surety Instrument.

(b) VNDS. VNDS represents and warrants that: (1) it is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (2) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, (3) the execution, performance and delivery of this Agreement has been duly authorized by VNDS, and (4) no further approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by VNDS in order for it to enter into and perform its obligations under this Agreement.

(c) Disclaimer of Warranties. The RRP, EPP, APIs and Software are provided “as-is” and without any warranty of any kind. VNDS EXPRESSLY DISCLAIMS ALL WARRANTIES AND/OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY OR SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THIRD PARTY RIGHTS. VNDS DOES NOT WARRANT THAT THE

FUNCTIONS CONTAINED IN THE RRP, APIs OR SOFTWARE WILL MEET REGISTRAR’S REQUIREMENTS, OR THAT THE OPERATION OF THE RRP, APIs OR SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE RRP, APIs OR SOFTWARE WILL BE CORRECTED. FURTHERMORE, VNDS DOES NOT WARRANT NOR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE RRP, APIs, SOFTWARE OR RELATED DOCUMENTATION IN TERMS OF THEIR CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE. SHOULD THE RRP, APIs OR SOFTWARE PROVE DEFECTIVE, REGISTRAR ASSUMES THE ENTIRE COST OF ALL NECESSARY SERVICING, REPAIR OR CORRECTION OF REGISTRAR’S OWN SYSTEMS AND SOFTWARE.

6.16. Indemnification. Registrar, at its own expense and within thirty (30) days of presentation of a demand by VNDS under this paragraph, will indemnify, defend and hold harmless VNDS and its employees, directors, officers, representatives, agents and affiliates, against any claim, suit, action, or other proceeding brought against VNDS or any affiliate of VNDS based on or arising from any claim or alleged claim (i) relating to any product or service of Registrar; (ii) relating to any agreement, including Registrar’s dispute policy, with any Registered Name Holder of Registrar; or (iii) relating to Registrar’s domain name registration business, including, but not limited to, Registrar’s advertising, domain name application process, systems and other processes, fees charged, billing practices and customer service; provided, however, that in any such case: (a) VNDS provides Registrar with prompt notice of any such claim, and (b) upon Registrar’s written request, VNDS will provide to Registrar all available information and assistance reasonably necessary for Registrar to defend such claim, provided that Registrar reimburses VNDS for its actual and reasonable costs. Registrar will not enter into any settlement or compromise of any such indemnifiable claim without VNDS’s prior written consent, which consent shall not be unreasonably withheld. Registrar will pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys’ fees and costs awarded against or otherwise incurred by VNDS in connection with or arising from any such indemnifiable claim, suit, action or proceeding.

6.17. Entire Agreement; Severability. This Agreement, which includes Exhibits A, B, C, D and E constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, representations, statements, negotiations, understandings, proposals or undertakings, oral or written, with respect to the subject matter expressly set forth herein. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, each Party agrees that such provision shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of the Parties, the Parties shall negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language that reflects such intent as closely as possible.

6.18. Service Level Agreement. Appendix 10 of the Registry Agreement shall be incorporated into this Agreement and attached hereto as Exhibit E.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

VeriSign, Inc.

By:
Name:
Title:

[Registrar]

By:
Name:
Title:

Exhibit A

Registrar’s Registration Agreement

[To be supplied from time to time by Registrar]

Exhibit B

Registrar’s Dispute Policy

[To be supplied from time to time by Registrar]

Exhibit C

Confidentiality Agreement

THIS CONFIDENTIALITY AGREEMENT is entered into by and between VeriSign, Inc., a Delaware corporation, with a place of business located at 21345 Ridgetop Circle, Dulles, , Virginia 20166 (“VNDS”), and                                         , a                      corporation having its principal place of business in                              (“Registrar”), through their authorized representatives, and takes effect on the date executed by the final party (the “Effective Date”). Under this Confidentiality Agreement (“Confidentiality Agreement”), the Parties intend to disclose to one another information which they consider to be valuable, proprietary, and confidential.

NOW, THEREFORE, the parties agree as follows:

1. Confidential Information

1.1. “Confidential Information”, as used in this Confidentiality Agreement, shall mean all information and materials including, without limitation, computer software, data, information, databases, protocols, reference implementation and documentation, and functional and interface specifications, provided by the disclosing party to the receiving party under this Confidentiality Agreement and marked or otherwise identified as Confidential, provided that if a communication is oral, the disclosing party will notify the receiving party in writing within 15 days of the disclosure.

2. Confidentiality Obligations

2.1. In consideration of the disclosure of Confidential Information, the Parties agree that:

(a) The receiving party shall treat as strictly confidential, and use all reasonable efforts to preserve the secrecy and confidentiality of, all Confidential Information received from the disclosing party, including implementing reasonable physical security measures and operating procedures.

(b) The receiving party shall make no disclosures whatsoever of any Confidential Information to others, provided however, that if the receiving party is a corporation, partnership, or similar entity, disclosure is permitted to the receiving party’s officers, employees, contractors and agents who have a demonstrable need to know such Confidential Information, provided the receiving party shall advise such personnel of the confidential nature of the Confidential Information and of the procedures required to maintain the confidentiality thereof, and shall require them to acknowledge in writing that they have read, understand, and agree to be individually bound by the terms of this Confidentiality Agreement.

(c) The receiving party shall not modify or remove any Confidential legends and/or copyright notices appearing on any Confidential Information.

2.2. The receiving party’s duties under this section (2) shall expire five (5) years after the information is received or earlier, upon written agreement of the Parties.

3. Restrictions On Use

3.1. The receiving party agrees that it will use any Confidential Information received under this Confidentiality Agreement solely for the purpose of providing domain name registration services as a registrar and for no other purposes whatsoever.

3.2. No commercial use rights or any licenses under any patent, patent application, copyright, trademark, know-how, trade secret, or any other VNDS proprietary rights are granted by the disclosing party to the receiving party by this Confidentiality Agreement, or by any disclosure of any Confidential Information to the receiving party under this Confidentiality Agreement.

3.3. The receiving party agrees not to prepare any derivative works based on the Confidential Information.

3.4. The receiving party agrees that any Confidential Information which is in the form of computer software, data and/or databases shall be used on a computer system(s) that is owned or controlled by the receiving party.

4. Miscellaneous

4.1. This Confidentiality Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia and all applicable federal laws. The Parties agree that, if a suit to enforce this Confidentiality Agreement is brought in the U.S. Federal District Court for the Eastern District of Virginia, they will be bound by any decision of the Court.

4.2. The obligations set forth in this Confidentiality Agreement shall be continuing, provided, however, that this Confidentiality Agreement imposes no obligation upon the Parties with respect to information that (a) is disclosed with the disclosing party’s prior written approval; or (b) is or has entered the public domain through no fault of the receiving party; or (c) is known by the receiving party prior to the time of disclosure; or (d) is independently developed by the receiving party without use of the Confidential Information; or (e) is made generally available by the disclosing party without restriction on disclosure.

4.3. This Confidentiality Agreement may be terminated by either party upon breach by the other party of any its obligations hereunder and such breach is not cured within three (3) calendar days after the allegedly breaching party is notified by the disclosing party of the breach. In the event of any such termination for breach, all Confidential Information in the possession of the Parties shall be immediately returned to the disclosing party; the receiving party shall provide full voluntary disclosure to the disclosing party of any and all unauthorized disclosures and/or unauthorized uses of any Confidential Information; and the obligations of Sections 2 and 3 hereof shall survive such termination and remain in full force and effect. In the event that the Registrar License and Agreement between the Parties is terminated, the Parties shall immediately return all Confidential Information to the disclosing party and the receiving party shall remain subject to the obligations of Sections 2 and 3.

4.4. The terms and conditions of this Confidentiality Agreement shall inure to the benefit of the Parties and their successors and assigns. The Parties’ obligations under this Confidentiality Agreement may not be assigned or delegated.

4.5. The Parties agree that they shall be entitled to seek all available legal and equitable remedies for the breach of this Confidentiality Agreement.

4.6. The terms and conditions of this Confidentiality Agreement may be modified only in a writing signed by VNDS and Registrar.

4.7. EXCEPT AS MAY OTHERWISE BE SET FORTH IN A SIGNED, WRITTEN

AGREEMENT BETWEEN THE PARTIES, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, AS TO THE ACCURACY, COMPLETENESS, CONDITION, SUITABILITY, PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY OF ANY CONFIDENTIAL INFORMATION, AND THE PARTIES SHALL HAVE NO LIABILITY WHATSOEVER TO ONE ANOTHER RESULTING FROM RECEIPT OR USE OF THE CONFIDENTIAL

INFORMATION.

4.8. If any part of this Confidentiality Agreement is found invalid or unenforceable, such part shall be deemed stricken herefrom and the Parties agree: (a) to negotiate in good faith to amend this Confidentiality Agreement to achieve as nearly as legally possible the purpose or effect as the stricken part, and (b) that the remainder of this Confidentiality Agreement shall at all times remain in full force and effect.

4.9. This Confidentiality Agreement contains the entire understanding and agreement of the Parties relating to the subject matter hereof.

4.10. Any obligation imposed by this Confidentiality Agreement may be waived in writing by the disclosing party. Any such waiver shall have a one-time effect and shall not apply to any subsequent situation regardless of its similarity.

4.11. Neither Party has an obligation under this Confidentiality Agreement to purchase, sell, or license any service or item from the other Party.

4.12. The Parties do not intend that any agency or partnership relationship be created between them by this Confidentiality Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, duly authorized representatives of VNDS and Registrar have executed this Confidentiality Agreement in Virginia on the dates indicated below.

(“Registrar”)

By:
Title:
Date:

VeriSign, Inc. (“VNDS”)

By:
Title:
Date:

Exhibit D

REGISTRATION FEES

1. Domain-Name Initial Registration Fee

Registrar agrees to pay US $6.00 per annual increment of an initial domain name registration, or such other amount as may be established in accordance with Section 5.1(b) above.

2. Domain-Name Renewal Fee

Registrar agrees to pay US $6.00 per annual increment of a domain name registration renewal, or such other amount as may be established in accordance with Section 5.1(b) above.

3. Domain Name Transfer

Registrar agrees to pay US $6.00 per domain name that is transferred to Registrar from another ICANN-Accredited Registrar, or such other amount as may be established in accordance with Section 5.1(b) above.

4. Restore or Update

Registrar agrees to pay US $40.00 per use of the RRP Restore or EPP Update command for a domain name, or such other amount as may be established in accordance with Section 5.1(b) above.

5. Sync

Registrar agrees to pay US $2.00, plus $1.00 per month of the sync, for each use of the Supported Protocol Sync command, or such other amount as may be established in accordance with Section 5.1(b) above.

Exhibit E

Service Level Agreement

.COM Agreement: Appendix 9

Approved Services

The Registry Agreement specifies a “Process for Consideration of Proposed Registry Services.” The following services are specifically identified as having been approved by ICANN prior to the effective date of the Registry Agreement. As such, notwithstanding any other provisions of the Registry Agreement, VeriSign shall be free to deploy the following services:

•	ConsoliDate, in accordance with VeriSign’s Registrar Reference Manual (v2.2) Section 2.14 to 2.14.3;

•	Internationalized Domain Names, in accordance with the Letter from Rusty Lewis to Paul Twomey dated 13 October 2003;

•

Restore, which allows use of the RRP Restore or EPP Update command to retrieve a previously deleted domain name registration during the Redemption Grace Period (approved by ICANN in accordance with VeriSign’s Registrar Reference Manual (v2.2) Section 2.5.1.1-2.5.1.3);

•	Wait Listing Service, in accordance with the letter from John O. Jeffrey to Russell Lewis dated 26 January 2004; and

•

Transfer Dispute Resolution, in accordance with the Registrar Transfer Dispute Resolution Policy, dated 12 July 2004 (as may be amended or superseded by ICANN), and VeriSign’s Supplemental Rules for Registrar Transfer Disputes.

.COM Agreement Appendix 10

Service Level Agreement (SLA)

VeriSign, Inc. (“VNDS”) strives to provide a world-class level of service to its customers. This Service Level Agreement provides metrics and remedies to measure performance of the .com TLD registry operated by VNDS and to provide accredited and licensed Registrars with credits for certain substandard performance by VNDS.

A) DEFINITIONS:

1) Monthly Timeframe shall mean each single calendar month beginning and ending at 0000 Greenwich Mean Time (GMT).

2) Planned Outage shall mean the periodic pre-announced occurrences when the SRS will be taken out of service for maintenance or care. Planned Outages will be scheduled only during the following window period of time each week, 0100 to 0900 GMT on Sunday (the “Planned Outage Period”). This Planned Outage Period may be changed from time to time by VNDS, in its sole discretion, upon prior notice to each Registrar. Planned Outages will not exceed 4 hours per calendar week beginning at 12:00 am GMT Monday nor total more than 8 hours/per month. Notwithstanding the foregoing, each year VNDS may incur 2 additional Planned Outages of up to 12 hrs in duration during the Planned Outage Period for major systems or software upgrades (“Extended Planned Outages”). These Extended Planned Outages represent total allowed Planned Outages for the month.

3) Shared Registration System (“SRS”) Availability shall mean when the SRS is operational. By definition, this does not include Planned Outages or Extended Planned Outages.

4) SRS Unavailability shall mean when, as a result of a failure of systems within VNDS’ control, the Registrar is unable to either:

a) establish a session with the SRS gateway which shall be defined as:

1) successfully complete a TCP session start,

2) successfully complete the SSL authentication handshake, and

3) successfully complete the registry registrar protocol (“RRP”) or extensible provisioning protocol (“EPP”) session command.

b) execute a 3 second average round trip for 95% of the RRP or EPP check domain commands and/or less than 5 second average round trip for 95% of the RRP add or EPP create domain commands, from the SRS Gateway, through the SRS system, back to the SRS Gateway as measured during each Monthly Timeframe.

5) Unplanned Outage Time shall mean all of the following:

a) the amount of time recorded between a trouble ticket first being opened by VNDS in response to a Registrar’s claim of SRS Unavailability for that Registrar through the time when the Registrar and VNDS agree the SRS Unavailability has been resolved with a final fix or a temporary work around, and the trouble ticket has been closed. This will be considered SRS Unavailability only for those individual Registrars impacted by the outage.

b) the amount of time recorded between a trouble ticket first being opened by VNDS in the event of SRS Unavailability that affects all Registrars through the time when VNDS resolves the problem with a final fix or a temporary work around, and the trouble ticket has been closed.

c) the amount of time that Planned Outage time exceeds the limits established in A.2 above.

d) the amount of time that Planned Outage time occurs outside the window of time established in A.2 above.

6) Monthly Unplanned Outage Time shall be the sum of minutes of all Unplanned Outage Time during the Monthly Timeframe. Each minute of Unplanned Outage Time subtracts from the available Monthly Planned Outage Time up to 4 hours.

7) WHOIS Service shall mean the Whois server running on port 43 of whois.crsnic.net and whois.verisign-grs.net.

8) Global Top Level Domain (“GTLD”) Name Server shall mean any GTLD Name Server under SLD GTLD-SERVERS.NET (e.g. A.GTLD-SERVERS.NET).

B) RESPONSIBILITIES OF THE PARTIES

1) Registrar must report each occurrence of alleged SRS Unavailability to VNDS customer service help desk in the manner required by VNDS (i.e., e-mail, fax, telephone) in order for an occurrence to be treated as SRS Unavailability for purposes of the SLA.

2) In the event that all Registrars are affected by SRS Unavailability, VNDS is responsible for opening a blanket trouble ticket and immediately notifying all Registrars of the trouble ticket number and details.

3) Both Registrar and VNDS agree to use reasonable commercial good faith efforts to establish the cause of any alleged SRS Unavailability. If it is mutually determined to be a VNDS problem, the issue will become part of the Unplanned Outage Time.

4) VNDS will perform monitoring from at least two external locations as a means to verify that a) sessions can effectively be established and b) all RRP or EPP commands can be successfully completed.

5) Registrar must inform VNDS any time its estimated volume of transactions (excluding check domain commands), will exceed Registrar’s previous month’s volume by more than 25%. In the event that Registrar fails to inform VNDS of a forecasted increase of volume of transactions of 25% or more and the Registrar’s volume increases 25% or more over the previous month, and should the total volume of transactions added by VNDS for all Registrars for that month exceed VNDS’ actual volume of the previous month’s transactions by more than 20%, then Registrar will not be eligible for any SLA credits (as defined in section C) in that Monthly Timeframe. The Registrar shall provide such forecast at least 30 days prior to the first day of the next month. In addition, VNDS agrees to provide monthly transaction summary reports.

6) VNDS will notify Registrar of Planned Outages outside the Planned Outage Period at least 7 days in advance of such Planned Outage. In addition, VNDS will use reasonable commercial good faith efforts to maintain an accurate 30-day advance schedule of possible upcoming Planned Outages.

7) VNDS will update the WHOIS Service once per day beginning at 1200 GMT. VNDS will notify Registrars in advance when changes to the WHOIS Service update schedule occur.

8) VNDS will allow external monitoring of the SRS via an acceptable means to both parties.

9) VNDS will initiate the zone file transfer process at least twice daily at scheduled intervals. VNDS will notify Registrar in advance when changes to the schedule occur. VNDS will notify Registrars regarding any scheduled maintenance and unavailability of the GTLD ROOT-SERVERs.

10) VNDS will use commercial reasonable efforts to restore the critical systems of the SRS within 24 hours in the event of a force majeure and restore full system functionality within 48 hours. Outages due to a force majeure will not be considered SRS Unavailability.

11) VNDS will publish weekly system performance and availability reports. These reports will include average round trip for the RRP or EPP Check and Add Domain commands for all Registrars as well as a summary of SRS Availability for the previous week

12) VNDS will provide a 99.4% SRS Availability during each Monthly Timeframe.

C) CREDITS:

1) If SRS Availability is less than 99.4% in any Monthly Timeframe, VNDS will provide a credit to affected Registrar(s) who have complied with Sections B.1 and B.5 above as follows:

(i) In the case of SRS Unavailability as described in A.4.b, a credit will be given for the combined % total RRP or EPP add and check commands that fall below the 95% performance threshold established in A.4.b. For each affected Registrar, this will be calculated by multiplying the % below 95% by Registrar’s monthly Add Domain volume x the average initial registration price charged to that Registrar during the month. The maximum credit to each Registrar shall not exceed 5% of the Registrar’s total monthly Add Domain volume x that average registration price.

(ii) In the case of SRS Unavailability as described in A.4.a, and following the Monthly Timeframe when the Unplanned Outage began, VNDS will provide a credit to Registrar by multiplying Registrar’s monthly Add Domain volume x the average initial registration price charged to that Registrar during the month and multiplying that product by the percentage of time that the Monthly Unplanned Outage Time exceeded 0.6% of the minutes in the Monthly Timeframe. The maximum credit to each Registrar under this subparagraph shall not exceed 10% of the Registrar’s total monthly Add Domain volume x that average registration price.

Under no circumstances shall credits be applied when the availability problems are caused by network providers and/or the systems of individual Registrars.

D) MISCELLANEOUS:

1) As an addendum to the Registry-Registrar Agreement (RRA), no provision in this addendum is intended to replace any term or condition in the RRA.

2) Dispute Resolution will be handled per RRA Section 6.7.

3) Any interruption of SRS service that occurs, as a direct result of RRA Sections 2.12,, 5.4, or 6.3 or any other applicable RRA contract term, will not be determined SRS Unavailability per this SLA.